    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 6, 1997

                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C.
                            ------------------------

                                   FORM SB-2
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                           SUPERIOR SUPPLEMENTS, INC.
                 (NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)

                DELAWARE                                    2833                                   11-3320172
    (STATE OR OTHER JURISDICTION OF             (PRIMARY STANDARD INDUSTRIAL                    (I.R.S. EMPLOYER
     INCORPORATION OR ORGANIZATION)             CLASSIFICATION CODE NUMBER)                  IDENTIFICATION NUMBER)

                            ------------------------

                                270 OSER AVENUE
                           HAUPPAUGE, NEW YORK 11788
                                 (516) 231-0783
                         (ADDRESS AND TELEPHONE NUMBER
        OF PRINCIPAL EXECUTIVE OFFICES AND PRINCIPAL PLACE OF BUSINESS)
                            ------------------------

                               LAWRENCE D. SIMON
                                   PRESIDENT
                                270 OSER AVENUE
                           HAUPPAUGE, NEW YORK 11788
                                 (516) 231-0783
           (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)
                            ------------------------

                                   Copies to:

                           STEVEN F. WASSERMAN, ESQ.
                           BERNSTEIN & WASSERMAN, LLP
                                950 THIRD AVENUE
                            NEW YORK, NEW YORK 10022
                                 (212) 826-0730
                              (212) 371-4730 (FAX)
                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as reasonably practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /x/

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                          PROPOSED
                                                                      MAXIMUM OFFERING        PROPOSED
                 TITLE OF EACH CLASS                   AMOUNT TO BE       PRICE PER      MAXIMUM AGGREGATE       AMOUNT OF
           OF SECURITIES TO BE REGISTERED               REGISTERED       SECURITY(1)       OFFERING PRICE    REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.0001 per share.............    2,350,000         $6.375           $14,981,250          $4,539.77
Class A Warrants (2).................................    2,350,000           --                  --                 --
Common Stock, par value $.0001 per share underlying
  Class A Warrants (3)...............................    2,350,000          $5.25           $12,337,500          $3,738.64
-----------------------------------------------------------------------------------------------------------------------------
  Total                                                                                     $27,318,750          $8,278.41
-----------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for purposes of calculating registration fee pursuant to Rule 457 under the Securities Act of 1933.
(2) The Class A Warrants are exercisable over a four (4) year period commencing one (1) year following the effective date of the Company's initial public offering into one (1) share of Common Stock per Class A warrant at an exercise price of $5.25 per share.
(3) The number of shares of Common Stock specified is the number which may be acquired upon exercise of the Class A Warrants at the maximum exercise price thereof.
                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF

THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                           SUPERIOR SUPPLEMENTS, INC.

                             CROSS REFERENCE SHEET

               (SHOWING LOCATION IN THE PROSPECTUS OF INFORMATION
             REQUIRED BY ITEMS 1 THROUGH 23, PART I, OF FORM SB-2)

                        ITEM IN FORM SB-2                    PROSPECTUS CAPTION
-----------------------------------------------------------  -----------------------------------------------------
 1.   Front of Registration Statement and Outside Front
        Cover of Prospectus................................  Facing Page of Registration Statement; Outside Front
                                                               Page of Prospectus

 2.   Inside Front and Outside Back Cover Pages of
        Prospectus.........................................  Inside Front Cover Page of Prospectus; Outside Back
                                                               Cover Page of Prospectus

 3.   Summary Information and Risk Factors.................  Prospectus Summary; Risk Factors

 4.   Use of Proceeds......................................  *

 5.   Determination of Offering Price......................  Outside Front Cover Page of Prospectus; Risk Factors

 6.   Dilution.............................................  *

 7.   Selling Securityholder...............................  Description of Securities; Selling Securityholder

 8.   Plan of Distribution.................................  Outside Front Cover Page of Prospectus; Risk Factors;
                                                               Underwriting

 9.   Legal Proceedings....................................  Business--Litigation

10.   Directors, Executive Officers, Promoters and Control
        Persons............................................  Management

11.   Security Ownership of Certain Beneficial Owners and
        Management.........................................  Principal Stockholders

12.   Description of Securities............................  Description of Securities

13.   Interest of Named Experts and Counsel................  Experts; Legal Matters

14.   Disclosure of Commission Position on Indemnification
        for Securities Act Liabilities.....................  Certain Transactions

15.   Organization Within Last 5 Years.....................  Prospectus Summary; The Company; Business

16.   Description of Business..............................  Business; Risk Factors

17.   Management's Discussion and Analysis or Plan of
        Operation..........................................  Management's Discussion and Analysis of Financial
                                                               Condition and Results of Operations

18.   Description of Property..............................  Business--Facilities

19.   Certain Relationships and Related Transactions.......  Certain Transactions

20.   Market for Common Equity and Related Stockholder
        Matters............................................  Outside Front Cover Page of Prospectus; Prospectus
                                                               Summary; Description of Securities

21.   Executive Compensation...............................  Management--Executive Compensation

22.   Financial Statements.................................  Selected Financial Data; Financial Statements

23.   Changes in and Disagreements with Accountants on
        Accounting and Financial Disclosures...............  *

------------------
* Omitted because Item is not applicable.

             SUBJECT TO COMPLETION, DATED                   , 1997
PROSPECTUS
                           SUPERIOR SUPPLEMENTS, INC.
                        2,350,000 SHARES OF COMMON STOCK
                                      AND
                           2,350,000 CLASS A WARRANTS

                            ------------------------

    This Prospectus relates to the sale of 2,350,000 shares of Common Stock, 2,350,000 Class A redeemable common stock purchase warrants (the 'Class A Warrants') and 2,350,000 shares of Common Stock issuable upon exercise of the Class A Warrants, all of which are held by PMF, Inc. ('PMF'), a company wholly-owned and controlled by Barry Gersten, the founder of the Company. PMF is hereinafter referred to as the 'Selling Securityholder.' The Class A Warrants shall be exercisable commencing one (1) year after the effective date of the Company's initial public offering. Each Class A Warrant entitles the holder to purchase one (1) share of Common Stock at a price of $5.25 per share during the four (4) year period commencing one (1) year from the effective date of the Company's initial public offering. The Class A Warrants are redeemable by the Company for $.05 per Warrant, at any time after February 25, 1998, upon thirty
(30) days' prior written notice, if the average closing price or bid price of the Common Stock, as reported by the principal exchange on which the Common Stock is traded, the NASD OTC Bulletin Board or the National Quotation Bureau Incorporated, as the case may be, equals or exceeds $10.00 per share, for any twenty (20) trading days within a period of thirty (30) consecutive trading days ending five (5) days prior to the date of the notice of redemption. Upon thirty
(30) days' written notice to all holders of the Class A Warrants, the Company shall have the right to reduce the exercise price and/or extend the term of the Class A Warrants. See 'Description of Securities.' The Company will not receive any of the proceeds on the sale of the securities by the Selling Securityholder. PMF owned 58.75% of the outstanding shares of Common Stock of the Company and 67.1% of the Company's outstanding Class A Warrants prior to the Offering. The resale of the securities of the Selling Securityholder is subject to Prospectus delivery and other requirements of the Securities Act of 1933, as amended (the 'Act'). Sales of such securities or the potential of such sales at any time may have an adverse effect on the market prices of the securities offered hereby. See 'Selling Securityholder.'

    The Common Stock, Class A Warrants and Common Stock issuable upon exercise of the Class A Warrants offered by this Prospectus may be sold from time to time by the Selling Securityholder, or by its transferees. No underwriting arrangements have been entered into by the Selling Securityholder. The distribution of the securities by the Selling Securityholder may be effected in one or more transactions that may take place on the over-the-counter market including ordinary broker's transactions, privately-negotiated transactions or through sales to one or more dealers for resale of such shares as principals at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Securityholder in connection with sales of such securities.

    The Selling Securityholder and intermediaries through whom such securities may be sold may be deemed 'underwriters' within the meaning of the Securities Act of 1933, as amended (the 'Act'), with respect to the securities offered and any profits realized or commissions received may be deemed underwriting compensation. The Company has agreed to indemnify the Selling Securityholder against certain liabilities, including liabilities under the Act.

    The Company will not receive any of the proceeds from the sale of the securities by the Selling Securityholder. In the event the Class A Warrants offered hereby are exercised the Company will receive the proceeds of the exercise price of such warrants. All costs incurred in the registration of the securities of the Selling Securityholder are being borne by the Company. See 'Selling Securityholder.'

    AN INVESTMENT IN THE SECURITIES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK AND SHOULD BE CONSIDERED ONLY BY PERSONS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. SEE 'RISK FACTORS.'

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

              THE DATE OF THIS PROSPECTUS IS               , 1997

                             AVAILABLE INFORMATION

     The Company is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the 'Exchange Act') and in accordance therewith will file reports, proxy statements and other information with the Securities and Exchange Commission (the 'Commission'). Reports and other information filed by the Company can be inspected and copied at the public reference facilities maintained at the Commission at Room 1024, 450 Fifth Street, N.W., Washington, DC 20549. Copies of such material can be obtained upon written request addressed to the Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Website on the Internet (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission through the Electronic Data Gathering, Analysis, and Retrieval System (EDGAR). The Company has filed with the Commission a registration statement on Form SB-2 (herein together with all amendments and exhibits referred to as the 'Registration Statement') under the Act of which this Prospectus forms a part. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. For further information reference is made to the Registration Statement.

     ALTHOUGH THEY HAVE NO OBLIGATION TO DO SO, THE UNDERWRITERS FOR THE COMPANY'S INITIAL PUBLIC OFFERING MAY FROM TIME TO TIME ACT AS MARKET MAKERS AND OTHERWISE EFFECT TRANSACTIONS IN THE COMPANY'S SECURITIES. THE UNDERWRITERS, IF THEY PARTICIPATE IN THE MARKET, MAY BECOME A DOMINATING INFLUENCE IN THE MARKET FOR THE UNITS OR THE COMMON STOCK AND CLASS A WARRANTS CONTAINED THEREIN. HOWEVER, THERE IS NO ASSURANCE THAT THE UNDERWRITERS WILL OR WILL NOT CONTINUE TO BE A DOMINATING INFLUENCE. THE PRICES AND LIQUIDITY OF THE SECURITIES OFFERED HEREUNDER MAY BE SIGNIFICANTLY AFFECTED BY THE DEGREE, IF ANY, OF THE UNDERWRITERS' PARTICIPATION IN SUCH MARKET. SEE 'RISK FACTORS--LIMITED PRIOR MARKET FOR UNITS, COMMON STOCK AND CLASS A WARRANTS; NO ASSURANCE OF PUBLIC TRADING MARKET.' THE UNDERWRITERS MAY DISCONTINUE SUCH ACTIVITIES AT ANY TIME OR FROM TIME TO TIME.

                               PROSPECTUS SUMMARY

     The following is a summary of certain information (including financial statements and notes thereto) contained in this Prospectus and is qualified in its entirety by the more detailed information appearing elsewhere herein. In addition, unless otherwise indicated to the contrary, all information appearing herein does not give effect to (i) 1,150,000 shares of Common Stock issuable upon exercise of the Class A Warrants, (ii) 50,000 Units consisting of 100,000 shares of Common Stock and 100,000 Class A Warrants issuable upon exercise of the Underwriters' Unit Purchase Option; (iii) 100,000 shares of Common Stock issuable upon exercise of the Class A Warrants included in the Underwriters' Unit Purchase Option; (iv) 2,350,000 shares of Common Stock issuable upon exercise of the Class A Warrants held by PMF, Inc. ('PMF'), a company wholly-owned and controlled by Barry Gersten, the founder of the Company which are being offered for sale in this Offering, and (v) employee stock options. See 'Description of Securities,' 'Certain Transactions,' and 'Management--Stock Option Plans and Agreements.' Each prospective investor is urged to read this Prospectus in its entirety.

                                  THE COMPANY

     Superior Supplements, Inc., a Delaware corporation (the 'Company' or 'SSI'), was formed on April 24, 1996. The Company is engaged in the development, manufacture, marketing and sale of dietary supplements including vitamins, minerals, herbs and specialty nutritional supplements, in bulk tablet, capsule and powder form. The Company manufactures a wide variety of products for companies which package and sell through many different channels of distribution, including health food, drug, convenience and mass market stores. The Company's manufacturing facility has production equipment consisting of tablet presses and encapsulating machines with a capacity of producing per annum, in excess of one billion two hundred million (1,200,000,000) tablets and capsules of various sizes and shapes. The Company manufactures single ingredient herbal products and multi-ingredient vitamins in tablet and capsule form. All manufacturing is conducted in accordance with Good Manufacturing Practice Standards of the United States Food and Drug Administration and other applicable regulatory standards.

     On May 14, 1996, the Company entered into a supply agreement with PDK Labs Inc. a New York corporation ('PDK'), as amended, pursuant to which the Company agreed to supply PDK with vitamins and dietary supplements manufactured to PDK's specifications in bulk tablet form for a three (3) year period, renewable for successive one (1) year periods thereafter. Under the terms of the agreement, PDK agreed to purchase products having a minimum aggregate sales price of $2,500,000 per annum during the term of the agreement. In the event that PDK fails to purchase $2,500,000 of product in any given year, the Company will be paid up to $100,000, on a pro-rated basis, as liquidated damages. Sales to PDK approximated 87% of total sales for the year ended June 30, 1997.

     On May 31, 1996, the Company entered into an exclusive supply agreement with Compare Generiks, Inc., a Delaware corporation ('CGI'), pursuant to which the Company agreed to supply CGI with all of CGI's requirements for vitamins on an exclusive basis (other than any vitamins sold under the 'Energex' trade mark or as part of the 'Energex' product line) for a three (3) year period, renewable for successive one (1) year periods thereafter. As of September 15, 1997, there have been no sales to CGI.

     PDK supplies certain management and personnel to the Company and Reginald Spinello, one of the Company's directors, is also the Executive Vice President of PDK. In addition, one of the Company's directors, Daniel Durchslag is also a director of CGI. In addition, Reginald Spinello and Daniel Durchslag together with Lawrence Simon have voting power over more than fifty percent (50%) of the Common Stock and the Preferred Stock of the Company pursuant to a Voting Trust Agreement with PMF. Messrs. Spinello, Durchslag and Simon may be deemed to be founders of the Company. See 'Risk Factors--Conflicts of Interest' and 'Business--Conflicts of Interest.'

     The Company was founded by Barry Gersten with the assistance of Lawrence Simon, with the intention of starting a manufacturing company. Messrs. Simon and Gersten developed the Company's business plan and subsequently negotiated the Company's supply agreements which form the core of its business.

     PMF, a company wholly owned and controlled by Barry Gersten, the Company's founder, maintains a passive investment interest in the Company and has granted a voting trust on the 5,000,000 shares of preferred stock held by PMF to three
(3) of the Company's directors.

     PMF is offering 2,350,000 shares of Common Stock, 2,350,000 Class A Warrants and 2,350,000 shares of Common Stock issuable upon exercise of the Class A Warrants for sale in this Offering and is hereinafter referred to as the 'Selling Securityholder' or 'PMF.'

     On February 26, 1997, the Company completed an underwritten public offering (the 'Initial Public Offering') of its securities by selling 250,000 units (the 'Units') consisting of 500,000 shares of Common Stock and 500,000 Class A Warrants to purchase an additional 500,000 shares of Common Stock. Simultaneously, with the Company's Initial Public Offering, PMF, the Selling Securityholder in this Offering, also completed an underwritten public offering of securities by selling 325,000 Units consisting of 650,000 shares of Common Stock and 650,000 Class A Warrants to purchase an additional 650,000 shares of Common Stock. The Company did not receive any of the proceeds of the sale of securities by PMF.

     The Company will not receive any of the proceeds from this Offering. In the event the Class A Warrants offered hereby are exercised the Company will receive the proceeds of the exercise price of such warrants.

     The Company maintains its executive offices at 270 Oser Avenue, Hauppauge, New York 11788, telephone number (516) 231-0783.

     SEE 'RISK FACTORS' FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN EVALUATING THE COMPANY AND ITS BUSINESS.

                                  THE OFFERING


Securities Offered by the Selling                    2,350,000 shares of Common Stock at a price of $6.375 per
Securityholder (1).................................  share, 2,350,000 Class A Warrants and 2,350,000 shares of
                                                     Common Stock issuable upon exercise of the Class A Warrants at a price of $5.25 per share. See 'Description of
                                                     Securities.'

SECURITIES OUTSTANDING PRIOR TO THE OFFERING:
  Common Stock.....................................  4,000,000 Shares

  Series A Preferred Stock.........................  5,000,000 Shares

  Class A Warrants.................................  3,500,000 Warrants

SECURITIES OUTSTANDING SUBSEQUENT TO THE
OFFERING(2):

  Common Stock.....................................  4,000,000 Shares

  Series A Preferred Stock.........................  5,000,000 Shares

  Class A Warrants.................................  3,500,000 Warrants

  Use of Proceeds..................................  The Company will receive no proceeds from the sale of the
                                                     2,350,000 shares of Common Stock and 2,350,000 Class A
                                                     Warrants offered hereby. In the event the Class A Warrants offered hereby are exercised the Company will receive the
                                                     proceeds of the exercise price of such warrants.


Risk Factors.......................................  Limited Operating History, No Assurance that the Company will Successfully Continue Business; Dependence on Company's
                                                     Initial Public Offering Proceeds; Possible Need for
                                                     Additional Financing; Benefits of Offering to Selling
                                                     Securityholder; Possible Adverse Effect on the Market of
                                                     Shares Owned by Selling Securityholder; Significant Industry
                                                     Competition; Conflicts of Interest; Governmental Regulation;
                                                     Dependence on PDK and CGI; Dependence on Key Personnel;
                                                     Control by PMF; Voting Trust Agreement Granted to Certain
                                                     Directors; Limited Number of Management Personnel; Risks
                                                     Attendant to Expansion; Product Liability Risks; Limited
                                                     Prior Market for Units, Common Stock and Class A Warrants;
                                                     No Assurance of Public Trading Market; Impact on Market of
                                                     Warrant Exercise; Underwriters' Unit Purchase Option;
                                                     Possible Adverse Effects of Ownership of Preferred Stock by
                                                     PMF; 'Penny Stock' Regulations May Impose Certain
                                                     Restrictions on Marketability of Securities; No Dividends;
                                                     Limitation on Director Liability; Shares Eligible for Future

                                                     Sale May Adversely Affect the Market; Anti-Takeover Effect
                                                     of General Corporation Law of Delaware. See 'Risk Factors.'

OTC Bulletin Board Symbols(3)......................   Units             --    SPSUU
                                                      Common Stock      --    SPSU
                                                      Class A Warrants  --    SPSUW

------------------
(1) Prior to this Offering, the Company completed the public offering of (i) 250,000 Units consisting of 500,000 shares of Common Stock and 500,000 Class A Warrants to purchase an additional 500,000 shares of Common Stock offered by the Company, and (ii) 325,000 Units consisting of 650,000 shares of Common Stock and 650,000 Class A Warrants to purchase an additional 650,000 shares of Common Stock offered by PMF, Inc., the Selling Securityholder in this Offering. See 'Prior Company Offering' and 'Certain Transactions.'
(2) Does not include (i) 500,000 shares of Common Stock issuable upon exercise of the Class A Warrants previously offered by the Company; (ii) 500,000 shares of Common Stock issuable upon exercise of the Class A Warrants previously offered by the Selling Securityholder; (iii) 150,000 shares of Common Stock issuable upon exercise of the Class A Warrants previously offered by the Selling Securityholder as part of the over-allotment option exercised by the Underwriters of the Initial Public Offering; or (iv) 2,350,000 shares of Common Stock issuable upon exercise of the Class A Warrants held by the Selling Securityholder, PMF, Inc., a company wholly-owned and controlled by Barry Gersten, which are being offered for sale in this Offering.
(3) Although the Company's Units, Common Stock and Class A Warrants are listed on the NASD OTC Bulletin Board, there can be no assurance that the Company's securities will continue to be included for quotation, or that the Company will be able to continue to meet the requirements for continued quotation, or that a public trading market will be sustained. See 'Risk Factors--Limited Market for Units, Common Stock and Class A Warrants; No Assurance of Public Trading Market.'

                         SUMMARY FINANCIAL INFORMATION

     The selected financial data presented below for the Company's statement of operations for the year ended June 30, 1997 and the period April 24, 1996 (Inception) to June 30, 1996 and the balance sheet as of June 30, 1997 are derived from financial statements of the Company, which have been audited by Holtz Rubenstein & Co., LLP, independent accountants, whose report is included elsewhere herein. The data set forth below should be read in conjunction with and is qualified in its entirety by the Company's financial statements, related notes and Management's Discussion and Analysis of Financial Condition and Results of Operations. See 'Financial Statements,' and 'Management's Discussion and Analysis of Financial Condition and Results of Operations.' The following summary financial information has been summarized from the Company's financial statements included elsewhere in this Prospectus. The information should be read in conjunction with the financial statements and the related notes thereto. See 'Financial Statements.'

                                                                                                         PERIOD APRIL
                                                                                                           24, 1996
                                                                                        YEAR ENDED      (INCEPTION) TO
                                                                                       JUNE 30, 1997    JUNE 30, 1996
                                                                                       -------------    --------------
SUMMARY STATEMENT OF OPERATIONS(1)
Revenues............................................................................    $ 4,628,129       $  857,398
Gross Profit........................................................................    $   399,653       $  119,358
Operating (Loss) Income.............................................................    $   (67,455)      $   48,389
Loss on Sale of Securities..........................................................    $  (422,586)      $       --
Interest expense (net)..............................................................    $   (28,479)      $       --
Net (Loss) Income...................................................................    $  (558,720)      $   35,189
Net (Loss) Income per share.........................................................    $     (0.15)      $     0.01
Weighted Average Number of Common Shares Outstanding................................      3,663,014        3,500,000

                                                                                       JUNE 30, 1997
                                                                                       -------------
SUMMARY BALANCE SHEET DATA
Working Capital.....................................................................    $ 1,463,968
Total Assets........................................................................    $ 5,221,535
Total Liabilities...................................................................    $ 2,588,637
(Deficit)...........................................................................    $  (523,531)
Stockholders' Equity................................................................    $ 2,632,898

------------------
(1) No costs will be incurred by the Company in connection with the resale of the 2,350,000 shares, 2,350,000 Class A Warrants and 2,350,000 shares issuable upon exercise of the Class A Warrants offered hereby.

                                  RISK FACTORS

     An investment in the securities offered hereby is speculative and involves a high degree of risk and should only be purchased by investors who can afford to lose their entire investment. Prospective purchasers, prior to making an investment, should carefully consider the following risks and speculative factors, as well as other information set forth elsewhere in this Prospectus, associated with this Offering, including the information contained in the Financial Statements herein.

     1. Limited Operating History, No Assurance that the Company will Successfully Continue Business. The Company was organized on April 24, 1996 and is in its early stage of operations. The Company's core business consists of the supply agreements with PDK and CGI. Through June 30, 1997, approximately 88% of the Company's revenues were from PDK and there have been no sales to CGI. The Company's prospects must be considered in light of the risks, expenses, and difficulties frequently encountered by a small business in a highly competitive industry. As of June 30, 1997, the Company had stockholder's equity of $2,632,898 and net working capital of $1,464,000. The Company incurred a net loss of $558,720 for the year ended June 30, 1997. The Company's operating expenses have increased significantly as a result of the Company's start up of manufacturing operations and expansion of distribution, marketing and sales efforts. Since the Company has a limited operating history, it is impossible to determine whether its operations will be profitable or that it will ever generate sufficient revenues to meet its expenses and support its activities. Like any relatively new business enterprise operating in a specialized and intensely competitive market, the Company is subject to many business risks which include, but are not limited to, unforeseen marketing and promotional expenses, unforeseen negative publicity, competition, product liability and lack of operating experience. Many of the risks may be unforeseeable or beyond the control of the Company. There can be no assurance that the Company will successfully implement its business plan in a timely or effective manner, or that management of the Company will be able to distribute and sell enough products to generate sufficient revenues and continue as a going concern. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations,' 'Business,' 'Certain Transactions' and 'Financial Statements.'

     2. Dependence on Company's Initial Public Offering Proceeds; Possible Need for Additional Financing. The Company's cash requirements will be significant. The Company is dependent on the proceeds from its Initial Public Offering to generate cash for the acquisition of additional machinery, and expansion of its product lines and marketing efforts. The Company anticipates, based on its currently proposed plans, that the proceeds of its Initial Public Offering, together with funds generated from operations, will be sufficient to satisfy its anticipated cash requirements for approximately twelve (12) months from the date of this Prospectus. In the event that these plans change, or the costs of development of operations prove greater than anticipated, the Company could be required to modify its operations, curtail its expansion or seek additional financing sooner than currently anticipated. The Company believes that its operations would be restricted absent expansion. The Company has no current arrangements with respect to such additional financing and there can be no assurance that such additional financing, if available, will be on terms acceptable to the Company.


     3. Benefits of Offering to Selling Securityholder. The Registration Statement, of which this Prospectus forms a part, includes 2,350,000 shares of Common Stock, 2,350,000 Class A Warrants and 2,350,000 shares of Common Stock issuable upon exercise of the Class A Warrants owned by the Selling Securityholder and, the Selling Securityholder, and not the Company, will receive the proceeds from their sale. In the event the Class A Warrants offered hereby are exercised the Company will receive the proceeds of the exercise price of such warrants.

     4. Possible Adverse Effect on the Market of Shares Owned by Selling Securityholder. The registration statement of which this Prospectus forms a part covers the resale of 2,350,000 shares of Common Stock, 2,350,000 Class A Warrants and 2,350,000 shares of Common Stock issuable upon exercise of the Class A Warrants owned by PMF, a company wholly-owned and controlled by Barry Gersten. The shares and warrants being registered are not subject to any restriction on resale by the Company. As a result, those shares and warrants may be sold immediately after the Offering. The Company has been advised by the Selling Securityholder that it has no present intentions regarding the timing and amount of sales of these shares or warrants.

     However, prospective investors should be aware that the possibility of sales may, in the future, have a depressive effect on the price of the Company's Common Stock in any market which may develop, and therefore, the ability of any investor to market his shares may be dependent directly upon the number of shares that are offered and sold. Affiliates of the Company may sell their shares during a favorable movement in the market price of the Company's Common Stock which may have a depressive effect on its price per share. See 'Description of Securities.'

     5. Significant Industry Competition. The market for dietary supplement products is highly competitive in each of the Company's existing and anticipated product lines and methods of distribution. Numerous manufacturers and distributors compete for customers throughout the United States and internationally in the 'bulk' packaged dietary supplement industry, selling products to distributors who service health food, drug, convenience and mass market stores, companies that market a branded or generic line of products but do not manufacture these items ('repackagers'), and other manufacturers who 'outsource' a portion of their needs to supplement their own capacities. Many of the Company's competitors are substantially larger and more experienced than the Company, have longer operating histories and have materially greater financial and other resources than the Company. Many of these competitors are private companies, and therefore, the Company cannot compare its revenues with respect to the sales volume of each competitor. The Company's significant competitors include Nature's Bounty and International Vitamin Corporation, both of whom have longer operating histories and materially greater financial and other resources than the Company (although, no implication is intended hereby regarding the Company's industry ranking in comparison to such competitors). There can be no assurance that the Company will be able to compete successfully with its more established and better capitalized competitors.

     6. Conflicts of Interest.  After this Offering, PMF, a company wholly-owned and controlled by Barry Gersten, will not own any of the Company's outstanding shares of Common Stock or Class A Warrants but will continue to own 100% of the shares of Series A Preferred Stock of the Company, par value $.0001 per share (the 'Series A Preferred Stock'). In addition, in June 1996, PMF made a loan of $200,000 to the Company pursuant to a promissory note. At present, PDK is a major customer of the Company, accounting for a significant percentage of the Company's total sales revenue and also supplies certain management and personnel to the Company. In addition, Reginald Spinello, one of the Company's Directors, holds a management position with PDK. Daniel Durchslag, one of the Company's Directors, is also a Director of CGI, a customer and stockholder of the Company. Reginald Spinello and Daniel Durchslag, together with Lawrence Simon, have voting power over more than fifty percent (50%) of the Common Stock and Preferred Stock of the Company pursuant to a voting trust agreement with PMF. It is anticipated that PDK will continue to purchase a significant percentage of the Company's products, at or near its minimum requirement of $2,500,000 per annum. As a result of these transactions the Company believes that the potential for conflicts of interest exist as follows: (i) a conflict resulting from PMF's ownership interest and PMF's role as a creditor of the Company; (ii) a conflict resulting from the voting control over PMF's preferred stock to certain of the Company's directors who also hold board and management positions with two (2) of the Company's most significant customers and (iii) a conflict resulting from CGI's ownership interest and CGI's role as a customer of the Company. In circumstances where a conflict of interest exists, members of the Board of Directors who also hold a management position with PDK or are members of the CGI Board of Directors may be precluded from participating in corporate decisions. Although the Board of Directors of the Company has not adopted any written policy on this matter, the General Corporation Law of the State of Delaware contains specific provisions governing such conflicts.

     7. Governmental Regulation. The processing, formulation, packaging, labeling and advertising of the Company's products are subject to regulation by one or more federal agencies, including the Food and Drug Administration ('FDA'), the Federal Trade Commission ('FTC'), the Consumer Product Safety Commission, the United States Department of Agriculture, and the Environmental Protection Agency. These activities are also regulated by various agencies of the states and localities in which the Company's products are sold.

     In October 1994, the Dietary Supplement Health and Education Law was signed into law. This new law, which amends the Federal Food, Drug and Cosmetic Act, defines dietary supplements as a separate and distinct entity, and not as food additives. Vitamins, minerals, amino acids, herbs and other nutritional substances are included in the definition. It expressly provides for the use of third party scientific literature which shall not be regulated as labeling by the FDA, provided it is not false or misleading. The new law also delayed the FDA's requirements for extensive product label changes which were to be applied to products manufactured after July 1, 1995. It provides a set of different label requirements for ingredient content information, and directs the FDA to publish new label regulations for supplements with a mandatory effective date of December 31, 1996. It makes no modifications on the requirements and proscriptions regarding health claims for dietary supplements. The new law also introduced the concept of good manufacturing practices to the manufacture of dietary supplements. At this time, it would be premature to predict its overall impact on the dietary supplement industry.


     The Company cannot determine what effect this proposed rule-making, or other governmental regulations or administrative orders, when and if promulgated, would have on its business in the future. They could, however, require the reformulation of certain products to meet new standards, require the recall or discontinuance of certain products not capable of reformulation, or impose additional recordkeeping, expanded documentation of the properties of certain products, expanded or different labeling, and scientific substantiation. Any or all of such requirements could adversely affect the Company's operations and its financial condition. See 'Business--Government Regulations.'

     8. Dependence on PDK and CGI. The Company's core business consists of two supply agreements entered into by the Company and PDK and CGI. Through June 30, 1997, PDK accounted for approximately eighty eight (88%) of the total sales of the Company, and there have been no sales to CGI. There can be no assurance that PDK will maintain this volume of business with the Company or that CGI's volume of business will become substantial. Although the Company believes that other customers are available for the purchase of such products from the Company, there can be no assurance that the Company would be able to replace these customers, in the event either supply agreement is terminated. Even if the Company is able to develop alternative customer sources, there can be no assurance that it can do so without material delay or on a cost effective basis at prices similar to those paid by PDK or CGI. As a result, any interruption or discontinuance of supplies to PDK or CGI could result in considerable expense, delay the Company's operations, and have a material adverse effect on the Company.

     9. Dependence on Key Personnel. The Company is substantially dependent on the continued services of Lawrence D. Simon. The Company entered into a one (1) year employment agreement with Mr. Simon which has been extended for a further one (1) year period. Should Mr. Simon not be able to continue as an officer of the Company, its prospects could be adversely affected and as a result the loss of this officer could materially adversely affect the Company's operations. The Company currently does not maintain key personnel life insurance for any of its employees. See 'Management.'

     10. Control by PMF; Voting Trust Agreement Granted to Certain
Directors. Prior to this Offering, PMF, a company wholly-owned and controlled by Barry Gersten, owned 2,350,000 shares of the Company's issued and outstanding Common Stock, 5,000,000 shares of the Company's Preferred Stock, representing 81.7% of the Company's outstanding shares and 2,350,000 Class A Warrants. The principal business of PMF and Mr. Gersten is as a private investor. After this Offering, PMF will own 0% of the outstanding Common Stock and 100% of the outstanding Preferred Stock representing a combined percentage of the total combined vote after the Offering of 55.6%, and 0% of the outstanding Class A Warrants. See 'Principal Stockholders.' Since holders of Common Stock do not have any cumulative voting rights and directors are elected by a majority vote, PMF is in a position to control the election of directors as well as the affairs of the Company. In the event PMF were to sell all of its shares of the Company's Common Stock and all of its Class A Warrants, pursuant to this Offering, PMF would continue to own one hundred (100%) percent of the Preferred Stock, representing 55.6% of the voting shares of the Company, and would thereby be in a position to continue to control the election of directors and officers of the Company. However, PMF granted a voting trust over the Preferred Stock on May 1, 1996 for a period of five (5) years to Lawrence Simon, Reginald Spinello and Daniel Durchslag and, accordingly, PMF does not have actual control over the election of directors and officers of the Company. Such control could also preclude an unsolicited acquisition of the Company and consequently, adversely affect the market price of the Common Stock. See 'Description of Securities.'

     11. Limited Number of Management Personnel.  There is currently only one
(1) executive officer of the Company. In addition, the Company is provided certain management and personnel relating to accounting and administrative functions by PDK pursuant to a management agreement. Following this Offering, there can be no assurance that, if the Company grows, the current management team will be able to continue to properly manage the Company's affairs. Further, there can be no assurance that the Company will be able to identify additional qualified managers on terms economically feasible to the Company.

     12. Risks Attendant to Expansion. The Company intends to utilize a significant portion of the net proceeds of its prior Initial Public Offering to expand its business. In this regard, the Company has allocated a significant portion of the proceeds to the acquisition of additional machinery, the expansion of its marketing efforts, and for general administrative costs. Many of the risks of expansion may be unforeseeable or beyond the control of management. There can be no assurance that the Company will successfully implement its business plan in a timely or effective manner, or that management of the Company will be able to generate sufficient revenue to continue as a going concern.

     13. Product Liability Risks. In view of the nature of its business, the Company is subject to the inherent risk of products liability claims in the event that, among other things, the use or ingestion of its products results in injury. Accordingly, currently the Company maintains product liability insurance as a named insured on each of its suppliers' policies. There can be no assurance that existing or future insurance coverage will be sufficient to cover any possible product liability risks or that such insurance will continue to be available to the Company on economically feasible terms. See 'Business--Product Liability Insurance.'

     14. Limited Prior Market for Units, Common Stock and Class A Warrants; No Assurance of Public Trading Market. Prior to this Offering, a limited public trading market existed for the Units, Common Stock and Class A Warrants. There can be no assurances that a public trading market for the Units, Common Stock and Class A Warrants will be sustained. Although the Units, Common Stock and Class A Warrants are included on the NASD OTC Bulletin Board, no assurance can be given that the Units, Common Stock and Class A Warrants will continue to be listed on the NASD OTC Bulletin Board in the future. If for any reason the Units, Common Stock and Class A Warrants do not retain their listing on the NASD OTC Bulletin Board, purchasers of the Units, Common Stock and Class A Warrants may have difficulty in selling their securities should they desire to do so. In any event, because certain restrictions may be placed upon the sale of securities at prices under $5.00, unless such securities qualify for an exemption from the 'penny stock' rules, such as a listing on The Nasdaq Small Cap Market, some brokerage firms will not effect transactions in the Company's securities and it is unlikely that any bank or financial institution will accept such securities as collateral, which could have an adverse effect in developing or sustaining any market for the Units, Common Stock and Class A Warrants. See 'Risk Factors--Penny Stock Regulations May Impose Certain Restrictions on Marketability of Securities.'

     Although they have no legal obligation to do so, the Underwriters of the Initial Public Offering from time to time may act as market makers and may otherwise effect and influence transactions in the Company's securities. However, there is no assurance that the Underwriters will continue to effect and influence transactions in the Company's securities. The prices and liquidity of the Company's securities may be significantly affected by the degree, if any, of the Underwriters' participation in the market. The Underwriters may voluntarily discontinue such participation at any time.

     15. Impact on Market of Warrant Exercise. In the event of the exercise of a substantial number of Class A Warrants offered as part of the Units in the Initial Public Offering or owned by PMF and offered for sale hereby, the resulting increase in the amount of Common Stock of the Company in the trading market could substantially affect the market price of the Common Stock. See 'Description of Securities--Class A Warrants.'

     16. Underwriters' Unit Purchase Option. In connection with the Initial Public Offering, the Company sold to the Underwriters, for nominal consideration, an option to purchase 50,000 Units consisting of 100,000 shares of Common Stock and 100,000 Class A Warrants (the 'Underwriters' Unit Purchase Option'). The Underwriters' Unit Purchase Option will be exercisable commencing one year from the Effective Date of the Company's Initial Public Offering and ending four (4) years from such date, at an exercise price of $19.80 per Unit subject to certain adjustments. The holders of the Underwriters' Unit Purchase Option will have the opportunity to profit from a rise in the market price of the Units, Warrants and/or Common Stock, if any, without assuming the risk of ownership. The Company may find it more difficult to raise additional equity capital if it should be needed for the business of the Company while the Underwriters' Unit Purchase Option is outstanding. At any time when the holders thereof might be expected to exercise them, the Company would probably be able to obtain additional capital on terms more favorable than those provided by the Underwriters' Unit Purchase Option.

     17. Possible Adverse Effects of Ownership of Preferred Stock by PMF. The Company's Certificate of Incorporation, as amended, authorizes the issuance of a maximum of 10,000,000 shares of Preferred Stock on terms that may be fixed by the Company's Board of Directors without further stockholder action. 5,000,000 shares of Preferred Stock have been issued by the Company to PMF, a company wholly-owned and controlled by Barry Gersten. Pursuant to the Certificate of Designation each share of stock possesses one vote on all matters upon which common shareholders are entitled to vote. Although the Preferred Stock does not possess any dividend rights, ownership of the Preferred Stock will continue to afford PMF voting control over the affairs of the Company since PMF will hold a majority of all outstanding voting shares of the Company. However, PMF granted a five (5) year voting trust over the Preferred Stock to Reginald Spinello, Daniel Durchslag and Lawrence Simon, commencing on May 1, 1996. Any transfer of the

Preferred Stock by PMF could result in a change of control of the Company. See 'Description of Securities--Preferred Stock.'

     18. 'Penny Stock' Regulations May Impose Certain Restrictions on Marketability of Securities. The Securities and Exchange Commission (the 'Commission') has adopted regulations which generally define'penny stock' to be any security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Therefore, if the market price of the

Common Stock is less than $5.00 per security, then such security would fall within the definition of 'penny stock.' Since the securities offered hereby are authorized for quotation on the NASD OTC Bulletin Board, such securities are not exempt from the definition of 'penny stock.' The Company's securities may become subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the Commission relating to the penny stock market. The broker-dealer must also disclose the commission payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the 'penny stock' rules may restrict the ability of broker-dealers to sell the Company's securities and may affect the ability of purchasers in this Offering to sell the Company's securities in the secondary market and the price at which such purchasers can sell any such securities.

     19. No Dividends. The Company has not paid any dividends on its Common Stock since its inception and does not intend to pay dividends on its Common Stock in the foreseeable future. Any earnings which the Company may realize in the foreseeable future will be retained to finance the growth of the Company. See 'Dividend Policy.'

     20. Limitation on Director Liability. As permitted by Delaware corporation law, the Company's Certificate of Incorporation limits the liability of Directors to the Company or its stockholders to monetary damages for breach of a Director's fiduciary duty except for liability in certain instances. As a result of the Company's charter provision and Delaware law, stockholders may have a more limited right to recover against Directors for breach of their fiduciary duty other than as existed prior to the enactment of the law. See 'Description of Securities--Limitation on Liability of Directors.'

     21. Shares Eligible for Future Sale May Adversely Affect the

Market. 2,850,000 of the Company's currently outstanding shares of Common Stock are 'restricted securities' and, in the future, may be sold upon compliance with Rule 144, adopted under the Securities Act of 1933, as amended. Rule 144 provides, in essence, that a person holding 'restricted securities' for a period of one (1) year may sell only an amount every three (3) months equal to the greater of (a) one percent (1%) of the Company's issued and outstanding shares, or (b) the average weekly volume of sales during the four (4) calendar weeks preceding the sale. The amount of 'restricted securities' which a person who is not an affiliate of the Company may sell is not so limited, since non-affiliates may sell without volume limitation their shares held for two (2) years if there is adequate current public information available concerning the Company. Immediately prior to the Effective Date, the Company will have 4,000,000 shares of its Common Stock issued and outstanding, of which (i) 2,850,000 shares are 'restricted securities', all of which are eligible for resale in April 1998 and
(ii) 2,350,000 shares of which are being registered under the Registration Statement of which this Prospectus forms a part.

     Prospective investors should be aware that the possibility of sales may, in the future, have a depressive effect on the price of the Company's Common Stock in any market which may develop, and therefore, the ability of any investor to market his shares may be dependent directly upon the number of shares that are offered and sold. Affiliates of the Company may sell their shares during a favorable movement in the market price of the Company's Common Stock which may have a depressive effect on its price per share. See 'Description of Securities.'

     22. Anti-Takeover Effect of General Corporation Law of Delaware. The Company is governed by the provisions of Section 203 of the General Corporation Law of Delaware, an anti-takeover law enacted in 1988. As a result of Section 203, potential acquirors of the Company may be discouraged from attempting to effect acquisition transactions with the Company, thereby possibly depriving holders of the Company's securities of certain opportunities to sell or otherwise dispose of such securities at above-market prices pursuant to such transactions. See 'Description of Securities.'

     23. Limitation on Use of Tax Loss Carryforwards. As of June 30, 1997 the Company had a net operating loss carryforward of approximately $38,000 which expires in 2012 and a capital loss carryforward of approximately $443,000 which expires in 2004. In the event of a sale of the 2,350,000 shares of Common Stock and the 2,350,000 Class A Warrants included in this Registration Statement, there could result an 'ownership change' as defined in Section 382 of the Internal Revenue Code of 1986, as amended (the 'Code'), and the Temporary Treasury Regulations promulgated thereunder. As a result of the ownership change caused by a sale of the securities, the Company's use of its net operating and capital loss carryforwards to offset taxable income and capital gains in any post-change period would be subjected to an annual limitation.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company as of June 30, 1997. The table is not adjusted to give effect to the exercise of the Class A Warrants, the Underwriters' Unit Purchase Option or any other outstanding warrants or options. This table should be read in conjunction with the Financial Statements of the Company, including the notes thereto, appearing elsewhere in this Prospectus.

                                                                                                       ACTUAL(1)
                                                                                                       ----------
Notes Payable.......................................................................................   $  200,000
STOCKHOLDERS' EQUITY:
Common Stock, $.0001 par value per share, 25,000,000 shares authorized, 4,000,000 issued and
  outstanding.......................................................................................   $      400
Preferred Stock, $.0001 par value per share, 10,000,000 shares authorized, 5,000,000 issued and
  outstanding.......................................................................................   $      500
Additional paid-in capital..........................................................................   $3,145,441
Deficit.............................................................................................   $ (523,531)
Unrealized gain on available for sale investments...................................................   $   10,088
TOTAL STOCKHOLDERS' EQUITY..........................................................................   $2,632,898
                                                                                                       ----------
TOTAL CAPITALIZATION................................................................................   $2,832,898
                                                                                                       ----------
                                                                                                       ----------

------------------
(1) The Company will receive no proceeds from the resale of the 2,350,000 shares of Common Stock, 2,350,000 Class A Warrants and 2,350,000 shares of Common Stock issuable upon exercise of the Class A Warrants offered hereby. No costs will be incurred by the Company in connection with the Offering.

                                DIVIDEND POLICY

     Holders of the Company's Common Stock are entitled to dividends when, as and if declared by the Board of Directors out of funds legally available therefore. The Company has not in the past and does not currently anticipate the declaration or payment of any dividends in the foreseeable future. The Company intends to retain earnings, if any, to finance the development and expansion of its business. Future dividend policy will be subject to the discretion of the Board of Directors and will be contingent upon future earnings, if any, the Company's financial condition, capital requirements, general business conditions and other factors. Therefore, there can be no assurance that any dividends of any kind will ever be paid.

                         SELECTED FINANCIAL INFORMATION

     The selected financial data presented below for the Company's statement of operations for the year ended June 30, 1997 and the period April 24, 1996 (Inception) to June 30, 1996 and the balance sheet as of June 30, 1997 is derived from financial statements of the Company, which have been audited by Holtz Rubenstein & Co., LLP, independent accountants, whose report is included elsewhere herein. The data set forth below should be read in conjunction with and is qualified in its entirety by the Company's financial statements, related notes and Management's Discussion and Analysis of Financial Condition and Results of Operations. See 'Financial Statements,' and 'Management's Discussion and Analysis of Financial Condition and Results of Operations.' The following summary financial information has been summarized from the Company's financial statements included elsewhere in this Prospectus. The information should be read in conjunction with the financial statements and the related notes thereto. See 'Financial Statements.'

SUMMARY STATEMENT OF OPERATIONS(1)

                                                                                                            PERIOD
                                                                                                        APRIL 24, 1996
                                                                                        YEAR ENDED      (INCEPTION) TO
                                                                                       JUNE 30, 1997    JUNE 30, 1996
                                                                                       -------------    --------------
Revenues............................................................................    $ 4,628,129       $  857,398
Gross Profit........................................................................    $   399,653       $  119,358
Operating (Loss) Income.............................................................    $   (67,455)      $   48,389
Loss on Sale of Securities..........................................................    $  (422,586)      $       --
Interest expense (net)..............................................................    $   (28,479)      $       --
Net (Loss) Income...................................................................    $  (558,720)      $   35,189
Net (Loss) Income Per Share.........................................................    $     (0.15)      $     0.01
Weighted Average Number of Common Shares Outstanding................................      3,663,014        3,500,000

SUMMARY BALANCE SHEET DATA

                                                                                       JUNE 30, 1997
                                                                                       -------------
Working Capital ....................................................................    $ 1,463,968
Total Assets........................................................................    $ 5,221,535
Total Liabilities...................................................................    $ 2,588,637
(Deficit)...........................................................................    $  (523,531)
Stockholders' Equity................................................................    $ 2,632,898

------------------
(1) No costs will be incurred by the Company in connection with the resale of the 2,350,000 shares, 2,350,000 Class A Warrants and 2,350,000 shares issuable upon exercise of the Class A Warrants offered hereby.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

  Fiscal Year 1997

     Net sales for the fiscal year ended June 30, 1997 were approximately $4,628,000. Approximately 87% of these sales were derived from PDK Labs Inc. ('PDK'). Net sales for the period April 24, 1996 (inception) to June 30, 1996 approximated $857,000. The increase in sales volume is a result of the completion of the Company's manufacturing facility in 1997. The Company was in the development stage for the period ended June 30, 1996. The gross profit on these sales approximated $400,000 for the fiscal year ended June 30, 1997 and $119,000 for the period ended June 30, 1996.

     Selling, general and administrative expenses approximated $467,000 (10% of sales) for the fiscal year ended June 30, 1997 and $71,000 (8% of sales) for the period April 24, 1996 (inception) to June 30, 1996. The increase in selling, general and administrative expenses is principally attributable to the Company having fully commenced operations during fiscal year end June 30, 1997.

     On May 14, 1996, the Company entered into a three year Supply Agreement with PDK, which provides for the Company to supply PDK with vitamins and dietary supplements in bulk tablet form. The agreement, as amended, provides for PDK to purchase certain products at specified prices. PDK agreed to purchase products having a minimum aggregate sales price of $2,500,000 per year during the term of the agreement. In the event that PDK fails to purchase the minimum amount of products in any year, the Company will be paid up to $100,000 on a pro-rated basis as liquidated damages.

     On May 31, 1996, the Company agreed to supply Compare Generiks, Inc. ('CGI') with vitamins in bulk tablet form at the Company's cost plus 15 percent. As of September 15, 1997, there have been no sales to CGI.

     As of March 31, 1997, the Company in three separate transactions sold all of its common stock of CGI. In connection with the sale of such shares, the Company received an aggregate of $700,000 in proceeds and realized a loss of $450,000.

     The Company entered into a Management Agreement with PDK, which provides for PDK to supply the Company with certain management services in consideration for the payment by the Company of a management fee of $10,000 per month.

LIQUIDITY AND CAPITAL RESOURCES

     As of June 30, 1997, the Company had working capital of approximately $1,464,000.

     The Company's statement of cash flows reflects cash used in operating activities of approximately ($852,000) primarily due to a net loss of approximately ($559,000) and increase in operating assets such as accounts receivable ($775,000), inventories ($1,545,000), and other assets ($101,000)

offset by an increase in accounts payable ($1,615,000), a loss on the sale of investment ($443,000) and an adjustment for depreciation and amortization expense of ($121,000).

     The statement also reflects net cash used in investing activities of approximately ($871,000) which is attributable to the purchase of marketable securities ($1,497,000) and the acquisition of property and equipment ($819,000) offset by proceeds from the sale of investments ($1,445,000).

     Cash provided by financing activities is approximately ($1,541,000) which reflects net proceeds from the initial public offering ($1,841,000) offset by repayment of bridge notes ($300,000).

     The Company intends to use approximately $1,300,000 of the net proceeds to expand its manufacturing activities by acquiring additional production equipment and implement sales and marketing plans which include promotional materials, trade shows and advertising through magazines.

     The Company expects to meet its cash requirements from operations, available-for-sale securities, current cash reserves, and its existing financing arrangements.

                                    BUSINESS

GENERAL

     Superior Supplements, Inc., a Delaware corporation (the 'Company' or 'SSI'), was formed on April 24, 1996. The Company is engaged in the development, manufacture, marketing and sale of dietary supplements including vitamins, minerals, herbs and specialty nutritional supplements, in bulk tablet, capsule and powder form. The Company manufactures a wide variety of products for companies which package and sell through many different channels of distribution, including health food, drug, convenience and mass market stores. The Company's manufacturing facility has production equipment consisting of tablet presses and encapsulating machines with a capacity of producing per annum, in excess of one billion two hundred million (1,200,000,000) tablets and capsules of various sizes and shapes. The Company manufactures single ingredient herbal products and multi-ingredient vitamins in tablet and capsule form. All manufacturing is conducted in accordance with Good Manufacturing Practice Standards of the United States Food and Drug Administration and other applicable regulatory standards.

     On May 14, 1996, the Company entered into a supply agreement with PDK Labs Inc. a New York corporation ('PDK'), as amended, pursuant to which the Company agreed to supply PDK with vitamins and dietary supplements manufactured to PDK's specifications in bulk tablet form for a three (3) year period, renewable for successive one (1) year periods thereafter. Under the terms of the agreement, PDK agreed to purchase products having a minimum aggregate sales price of $2,500,000 per annum during the term of the agreement. In the event that PDK fails to purchase $2,500,000 of product in any given year, the Company will be paid up to $100,000, on a pro-rated basis, as liquidated damages. Sales to PDK approximated 87% of total sales for the year ended June 30, 1997.


     On May 31, 1996, the Company entered into an exclusive supply agreement with Compare Generiks, Inc., a Delaware corporation ('CGI'), pursuant to which the Company agreed to supply CGI with all of CGI's requirements for vitamins on an exclusive basis (other than any vitamins sold under the 'Energex' trade mark or as part of the 'Energex' product line) for a three (3) year period, renewable for successive one (1) year periods thereafter. As of September 15, 1997, there have been no sales to CGI.

     PDK supplies certain management and personnel to the Company and Reginald Spinello, one of the Company's directors, is also the Executive Vice President of PDK. In addition, one of the Company's directors, Daniel Durchslag is also a director of CGI. In addition, Reginald Spinello and Daniel Durchslag together with Lawrence Simon have voting power over more than fifty percent (50%) of the Common Stock and the Preferred Stock of the Company pursuant to a Voting Trust Agreement with PMF. Messrs. Spinello, Durchslag and Simon may be deemed to be founders of the Company. See 'Risk Factors--Conflicts of Interest' and 'Business -Conflicts of Interest'.

     The Company was founded by Barry Gersten with the assistance of Lawrence Simon, with the intention of starting a manufacturing company. Messrs. Simon and Gersten developed the Company's business plan and subsequently negotiated the Company's supply agreements which form the core of its business.

     PMF, a company wholly owned and controlled by Barry Gersten, the Company's founder, maintains a passive investment interest in the Company and has granted a voting trust on the 5,000,000 shares of preferred stock held by PMF to three
(3) of the Company's directors.

     PMF is offering 2,350,000 shares of Common Stock, 2,350,000 Class A Warrants and 2,350,000 shares of Common Stock issuable upon the exercise of the Class A Warrants for sale in this Offering and is hereinafter referred to as the 'Selling Securityholder' or 'PMF.'

     On February 26, 1997, the Company completed an underwritten public offering (the 'Initial Public Offering') of its securities by selling 250,000 units (the 'Units') consisting of 500,000 shares of Common Stock and 500,000 Class A Warrants to purchase an additional 500,000 shares of Common Stock. Simultaneously, with the Company's Initial Public Offering, PMF, the Selling Securityholder in this Offering, also completed an underwritten public offering of securities by selling 325,000 Units consisting of 650,000 shares of Common Stock and 650,000 Class A Warrants to purchase an additional 650,000 shares of Common Stock. The Company did not receive any of the proceeds of the sale of securities by PMF.

     The Company will not receive any of the proceeds from this Offering. In the event the Class A Warrants offered hereby are exercised the Company will receive the proceeds of the exercise of the warrants.

     The Company maintains its executive offices at 270 Oser Avenue, Hauppauge, New York 11788, telephone number (516) 231-0783.


INVESTMENT IN CGI

     Although the Company accepted part payment for CGI's subscription for shares of Common Stock in the Company in the form of shares of common stock of CGI, the Company does not intend to invest in any other company.

MANUFACTURING

     The vitamin production process includes the following stages: testing of raw materials, pharmacy, blending, compression or encapsulation, coating (where required) and testing of finished tablets or capsules. The vitamin production process involves sending the raw materials through each stage of production in order to form vitamin products.

     The principal raw materials needed in the manufacturing process are natural and synthetic vitamins which are purchased from manufacturers in the United States, Japan and Europe. The Company can purchase raw materials from numerous sources and is not dependent on any major supplier.

     The Company has one large Gemco blender-mixer and two PK blenders to handle mixing of dry batches for production. The plant is equipped with tablet presses, encapsulating machines, and a capsule imprint machine available for customizing each capsule. Several of the tablet presses have the capability to encode a name or logo on the tablets based on the punches used. The Company believes that the capacity of its manufacturing and distribution facility is adequate to meet the requirements of its current business.

QUALITY CONTROL

     All of the Company's products are manufactured in accordance with the Good Manufacturing Practices of the FDA and all other applicable regulatory standards. The Company places special emphasis on quality control. All raw materials and finished products are subjected to sample testing, weight testing, and purity testing. The Company has adopted formal written quality control procedures. The Company maintains records on all material testing, production processes, inspections carried out in the manufacturing process, and labeling procedures. All products are subject to the Company's rigorous quality control procedures. The Company maintains a modern well-equipped pharmaceutical laboratory, that has the capability of adhering to any current and anticipated regulatory requirements. All raw materials used in production are initially held in quarantine during which time the Company's quality assurance department assay the product against the manufacturer's certificate of analysis. Once cleared, a lot number is assigned, samples are retained and the material is processed by formulating, blending, compressing or encapsulating and where required, coating operations. Throughout the manufacturing process the quality control department conducts 'in process' testing procedures. After tablets or capsules are manufactured, the quality assurance department tests for weight, purity, potency, dissolution and stability.

MARKETING AND DISTRIBUTION STRATEGIES

     The Company manufactures a full line of dietary supplements including vitamins, minerals, herbs and speciality nutritional supplements in bulk tablet and capsule form, which are marketed to companies, such as PDK and CGI, that package and sell through many different channels of distribution, including health food, drug, convenience and mass market stores. In addition, the Company supplies other manufacturers which 'outsource' a portion of their needs on an ongoing basis to supplement their own capacities.

     The Company has begun working to capitalize on the global opportunities created by an increasing worldwide recognition of the benefits of dietary supplements and the perception that 'American made supplements' offer the safest and highest quality products available The Company is establishing relationships with brokers, manufacturer representatives and distributors in Canada, Latin America, Europe and parts of Asia. The Company has started to establish a network of manufacturer representatives throughout the United States for the purposes of obtaining new customers who purchase dietary supplements in bulk tablet and capsule form. Arrangements with brokers and manufacturing representatives are decided on an individual basis, generally relating to a region or territory on a month to month basis with commissions ranging up to five percent (5%) on paid customer invoices.

COMPETITION

     The market for dietary supplement products is highly competitive in each of the Company's existing and anticipated product lines and methods of distribution. Numerous manufacturers and distributors compete with the Company for customers throughout the United States and internationally in the bulk packaged dietary supplement industry, selling products to distributors who service health food, drug, convenience and mass market stores, companies that market a branded or generic line of products but do not manufacture these items ('repackagers'), and other manufacturers who 'outsource' a portion of their needs to supplement their own capacities. Many of the Company's competitors are substantially larger and more experienced than the Company, have longer operating histories and have materially greater financial and other resources than the Company. Many of these competitors are private companies, and therefore, the Company cannot compare its revenues with respect to the sales volume of each competitor. The Company's significant competitors include International Vitamin Corporation and Nature's Bounty both of whom have longer operating histories and materially greater financial and other resources than the Company (although, no implication is intended hereby regarding the Company's industry ranking in comparison to such competitors). There can be no assurance that the Company will be able to compete successfully with its more established and better capitalized competitors.

     Although certain of the Company's competitors are substantially larger than the Company and have greater financial resources, the Company believes that it will compete favorably with other vitamin and dietary supplement companies because of its access to products, competitive pricing, quality of products, and sales support.

FINANCING

     On May 31, 1996, the Company entered into a revolving credit agreement with an unrelated third party pursuant to which the Company can borrow up to $200,000 for a period of twenty four (24) months at an interest rate of fifteen percent

(15%) per annum. The Company paid the third party a commitment fee of $2,000 (one percent (1%) of the maximum amount available under the revolving credit agreement). As of September 19, 1997, the Company had not borrowed any funds pursuant to the revolving credit agreement. See 'Certain Transactions.'

     On June 26, 1996, the Company borrowed $200,000 from PMF (a company wholly-owned and controlled by Barry Gersten), the Company's founder, at an annual interest rate of eight percent (8%) pursuant to a promissory note dated June 26, 1996 repayable on June 25, 1998. See 'Certain Transactions.'

MANAGEMENT AND EMPLOYEES

     As of September 19, 1997, the Company employed a total of nineteen (19) employees on a full time basis (fifteen (15) employees in manufacturing and sales and four (4) employees in administration and finance). See 'Management' and 'Executive Compensation.'

     The Company has experienced no work stoppages and considers its employee relations to be satisfactory. The Company's employees are not represented by a labor union.

GOVERNMENT REGULATION

     The processing, formulation, packaging, labeling and advertising of the Company's products are subject to regulation by one or more federal agencies, including the Food and Drug Administration ('FDA'), the Federal Trade Commission ('FTC'), the Consumer Product Safety Commission, the United States Department of Agriculture, and the Environmental Protection Agency. These activities are also regulated by various agencies of the states and localities in which the Company's products are sold.

     In October 1994, the Dietary Supplement Health and Education Law was signed into law. This new law, which amends the Federal Food, Drug and Cosmetic Act, defines dietary supplements as a separate and distinct entity, and not as food additives. Vitamins, minerals, amino acids, herbs and other nutritional substances are included in the definition. It expressly provides for the use of third party scientific literature which shall not be regulated as labeling by the FDA, provided it is not false or misleading. The new law also delayed the FDA's requirements for extensive product label changes which were to be applied to products manufactured after July 1,

1995. It provides a set of different label requirements for ingredient content information, and directs the FDA to publish new label regulations for supplements with a mandatory effective date of December 31, 1996. It makes no modifications on the requirements and proscriptions regarding health claims for dietary supplements. The new law also introduced the concept of good manufacturing practices to the manufacture of dietary supplements. At this time, it would be premature to predict its overall impact on the dietary supplement industry.

     The Company cannot determine what effect this proposed rule-making, or other governmental regulations or administrative orders, when and if promulgated, would have on its business in the future. They could, however, require the reformulation of certain products to meet new standards, require the recall or discontinuance of certain products not capable of reformulation, or impose additional recordkeeping, expanded documentation of the properties of certain products, expanded or different labeling, and scientific substantiation. Any or all of such requirements could adversely affect the Company's operations and its financial condition. See 'Risk Factors--Government Regulations.'

CONFLICT OF INTERESTS

     After this Offering, PMF, a company wholly-owned and controlled by Barry Gersten, will continue to own 0% of the Company's outstanding shares of Common Stock, 100% of the shares of Series A Preferred Stock of the Company, par value $.0001 per share (the 'Series A Preferred Stock') and 0% of the Company's outstanding Class A Warrants. In addition, in June 1996, PMF made a loan of $200,000 to the Company pursuant to a promissory note. At present, PDK is a major customer of the Company, accounting for approximately eighty eight percent (88%) of the Company's total sales revenue through June 30, 1997 and also supplies certain management and personnel to the Company. In addition, Reginald Spinello, one of the Company's Directors, holds a management position with PDK. Daniel Durchslag, one of the Company's Directors, is also a Director of CGI, a customer and stockholder of the Company. Reginald Spinello and Daniel Durchslag, together with Lawrence Simon, have voting power over more than fifty percent (50%) of the Common Stock and Preferred Stock of the Company pursuant to a voting trust agreement with PMF. It is anticipated that PDK will continue to purchase a significant percentage of the Company's products, at or near its minimum requirement of $2,500,000 per annum. Because of PMF's ownership interest in the Company, PMF's role as a creditor of the Company, the identity of certain management, the voting control of certain management over PMF's Preferred Stock, CGI's role as a customer and stockholder of the Company, and PDK's role as a significant customer to the Company, certain conflicts of interest may occur between the Company and PMF, CGI or PDK.

PRODUCT LIABILITY INSURANCE

     The Company, like other manufacturers of products that are ingested, faces inherent risk of exposure to product liability claims. Accordingly, currently the Company maintains product liability insurance as a named insured on each of its suppliers' policies. The Company requires that its suppliers have minimum coverage of $1,000,000 and that the Company is named insured on the policy. While management believes that its insurance coverage is adequate, there can be no assurance that any judgment against the Company will not exceed liability coverage. A judgment significantly in excess of the amount of insurance coverage would have a material adverse effect on the Company.

FACILITIES

     The Company's headquarters, plant operations, warehousing and shipping facilities are housed in a modern forty thousand (40,000) square foot building. The Company leases the building pursuant to a lease which expires on October 14, 1998. The lease provides for no rental payments from May 1996 through August 1996 and monthly rental payments ranging from $19,167 to $23,000 thereafter through October 1998. In the judgment of management, the lease with the Landlord reflects a rent at current fair market value.


LITIGATION

     There is no material litigation pending or threatened against the Company nor are there any such proceedings to which the Company is a party.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The names and ages of the directors, executive officers and significant employees, and promoters of the Company are set forth below.

NAME                                               AGE   POSITION HELD
------------------------------------------------   ---   ------------------------------------------------
Lawrence D. Simon...............................   31    President, Chairman, Chief Financial Officer and
                                                           Director
Reginald Spinello...............................   43    Director
Matthew L. Harriton.............................   33    Director and Secretary
Dr. Daniel Durchslag............................   53    Director

BACKGROUND OF EXECUTIVE OFFICERS AND DIRECTORS

     Lawrence D. Simon has been the President, Chairman, Chief Financial Officer and a Director of the Company since May 1, 1996. He was the National Sales Director for Futurebiotics, Inc. ('Futurebiotics') from October 1, 1995, until his resignation on April 30, 1996. Futurebiotics distributes, markets and sells vitamins, minerals, herbal formulations and specialty nutritional supplements principally to health food stores through regional distributors. Prior to joining Futurebiotics Mr. Simon was Regional Sales Manager for PDK Labs Inc., (from April 10, 1992 to September 30, 1995). Prior to PDK Labs Inc., Mr. Simon was President of LDS Products Inc. (from March 1990 to March of 1991). LDS Products Inc., is a brokerage corporation specializing in sales to wholesale companies in Eastern Europe. Prior to LDS Products Inc., Mr. Simon was an Auditor with Coopers & Lybrand LLP (from December 1988 to March 1990). He is a graduate of Cleveland State University with a Bachelors Degree in Business Administration.

     Reginald Spinello has been a Director of the Company since May 1, 1996. He has been the President and a Director of Futurebiotics since its formation in March, 1994. Futurebiotics distributes, markets and sells vitamins, minerals, herbal formulations and specialty nutritional supplements principally to health food stores through regional distributors. In addition, he is the Executive Vice President of PDK Labs Inc., a position he has held since September 1993. Mr. Spinello joined PDK Labs Inc. in September 1991 as Vice President of Operations. Prior to joining PDK Labs Inc. Mr. Spinello was President and Founder of Internal Reinforcements from 1985 to 1991, a specialty distributor and marketer of natural vitamins and supplements. Prior to Internal Reinforcements, Mr.

Spinello was Founder and President of Superior Supplements (a company with no affiliation to the Company). Mr. Spinello sold his entire interest in this company in 1985 and the company was dissolved in 1992. Mr. Spinello graduated from Bryant College with a B.S. Degree in Business Administration. Additionally, he has studied in the field of nutrition and is a non-practicing nutrition consultant. See 'Risk Factors--Conflicts of Interest.'

     Matthew L. Harriton has been a Director and Secretary of the Company since May 1, 1996. He has also been a director of Decor Group, Inc., a manufacturer and marketer of wall, table and freestanding sculptures since March 1996. Mr. Harriton has been the Chief Financial Officer of Embryo Development Corporation since January 1996 and the Chief Executive Officer since April 1997. Embryo Development Corporation is a public company which specializes in developing and distributing medical devices. Prior to joining Embryo Development Corporation, Mr. Harriton's professional experience included positions at CIBC Wood Gundy Securities Corporation as an associate (from June 1994 to December 1995), Coopers & Lybrand as a senior associate (from December 1990 to May 1994), and The First Boston Corporation as a senior accountant (from June 1986 to May
1988). Mr. Harriton has also served as a director of Perry's Majestic Beer, Inc. since January 1996, a company involved in the microbrewery industry. He is a graduate of Lehigh University and received his M.B.A. from Duke University's Fuqua School of Business.

     Dr. Daniel Durchslag, DDS. has been a Director of the Company since May 1, 1996 and has practiced General Cosmetic and Sports Dentistry in Beverly Hills, California since 1980. From 1973 until 1979, he was an Associate Professor and Director of Clinics at the University of Southern California School of Dentistry. He is a graduate of the University of Wisconsin and Loyola University/Chicago College of Dental Surgery. He is presently team dentist for the Oakland Raiders. In addition, he has been a Director of CGI since October 1995. See 'Risk Factors--Conflicts of Interest.'

     There are no family relationships between the officers and directors of the Company.

EXECUTIVE COMPENSATION

     Details of the cash or other compensation paid or accrued by the Company to or on behalf of the Company's President, Chairman and Chief Financial Officer of the Company since its formation to the end of the Company's fiscal year, June 30, 1997, are set forth in the tables listed below. Each director of the Company is entitled to receive reasonable out-of-pocket expenses incurred in attending meetings of the Board of Directors of the Company. The members of the Board of Directors intend to meet at least quarterly during the Company's fiscal year, and at such other times duly called.

                           SUMMARY COMPENSATION TABLE

                                                                                         LONG TERM COMPENSATION

                                                                            ------------------------------------------------
                                           ANNUAL COMPENSATION                AWARDS           PAYOUTS
                                 ----------------------------------------   ----------   --------------------
              (A)                (B)       (C)       (D)         (E)           (F)          (G)         (H)         (I)
                                                                            RESTRICTED                              ALL
                                                                OTHER         STOCK                    LTIP        OTHER
                                                                ANNUAL        AWARDS      OPTIONS/    PAYOUTS   COMPENSATION
  NAME AND PRINCIPAL POSITION    YEAR   SALARY($)   BONUS    COMPENSATION      ($)        SARS(#)       ($)         ($)
-------------------------------  ----   ---------   ------   ------------   ----------   ----------   -------   ------------
Lawrence Simon, President        1997    $ 75,000   $5,833      $  -0-        $  -0-            -0-    $ -0-       $  -0-
                                 1996    $ 12,692   $  -0-      $  -0-        $  -0-      100,000(1)   $ -0-       $  -0-

(1) Represents issuance of options to acquire 100,000 shares of common stock at $6.00 per share exercisable one year from the effective date of the Initial Public Offering.

                       AGGREGATED OPTION/SAR EXERCISES -
                          AND FY-END OPTION/SAR VALUES
--------------------------------------------------------------------------------

                    (A)                             (B)                 (C)                  (D)                (E)
                                                                                          NUMBER OF
                                                                                         SECURITIES          VALUE OF
                                                                                         UNDERLYING         UNEXERCISED
                                                                                         UNEXERCISED       IN-THE-MONEY
                                                                                       OPTIONS/SARS AT    OPTIONS/SARS AT
                                                                                         FY-END (#)         FY-END ($)
                                              SHARES ACQUIRED                           EXERCISABLE/       EXERCISABLE/
                   NAME                       ON EXERCISE (#)    VALUE REALIZED ($)     UNEXERCISABLE      UNEXERCISABLE
-------------------------------------------   ---------------    ------------------    ---------------    ---------------
Lawrence Simon, President                           -0-                  -0-             -0-/100,000        $-0-/-0- (2)

(2) The exercise price of the options is $6.00 per share.

EMPLOYMENT AGREEMENTS

     As of May 1, 1996, the Company entered into a one (1) year employment agreement with Lawrence D. Simon, pursuant to which Mr. Simon serves as the Company's President. The agreement provides for Mr. Simon to receive a salary of $75,000 per annum. In addition, Mr. Simon has been granted an option to purchase 100,000 shares of the outstanding Common Stock of the Company exercisable (i) at an exercise price equal to the public offering price of the shares of Common Stock of the Company included in the Units offered for sale in the Initial Public Offering commencing one year from the effective date of the Initial Public Offering, and (ii) only at a time when Mr. Simon is employed by the Company. The agreement can be terminated by the Company, with or without cause, upon ninety (90) days' notice and contains prohibitions on the disclosure of confidential information and covenants not to compete with the Company which survive any such termination. In April 1997, the Company entered into an amended agreement to Mr. Simon's employment agreement, pursuant to which Mr. Simon's term of employment was extended for a further year.

1996 STOCK PLAN

     In June 1996, the Board of Directors of the Company adopted, and the stockholders of the Company approved the adoption of, the 1996 Stock Plan (hereinafter called the '1996 Plan'). The purpose of the 1996 Plan is to provide an incentive and reward for those executive officers and other key employees in a position to contribute substantially to the progress and success of the Company, to closely align the interests of such employees with the interests of stockholders of the Company by linking benefits to stock performance and to retain the services of such employees, as well as to attract new key employees. In furtherance of that purpose, the 1996 Plan authorizes the grant to executives and other key employees of the Company and its subsidiaries of stock options, restricted stock, deferred stock, bonus shares, performance awards, dividend equivalent rights, limited stock appreciation rights and other stock-based awards, or any combination thereof. The 1996 Plan is expected to provide flexibility to the Company's compensation methods, after giving due consideration to competitive conditions and the impact of federal tax laws.

     The maximum number of shares of Common Stock with respect to which awards may be granted pursuant to the 1996 Plan is initially 2,000,000 shares. Shares issuable under the 1996 Plan may be either treasury shares or authorized but unissued shares. The number of shares available for issuance will be subject to adjustment to prevent dilution in the event of stock splits, stock dividends or other changes in the capitalization of the Company.

     The 1996 Plan will be administered by a committee consisting of not less than two (2) members of the Board of Directors who are 'disinterested' within the meaning of Rule 16b-3 promulgated under the Exchange Act and 'outside directors' within the meaning of Section 162(m) of the Code (including persons who may be deemed outside directors by virtue of any transitional rule which may be adopted by the Internal Revenue Service implementing such Section). The Board will determine the persons to whom awards will be granted, the type of award and, if applicable, the number of shares to be covered by the award. During any calendar year, no person may be granted under the 1996 Plan awards aggregating more than 100,000 shares (which number shall be subject to adjustment to prevent dilution in the event of stock splits, stock dividends or other changes in capitalization of the Company).

  Types of Awards

     Stock Options. Options granted under the 1996 Plan may be 'incentive stock options' ('Incentive Options') within the meaning of Section 422 of the Code or stock options which are not incentive stock options ('Non-Incentive Options' and, collectively with Incentive Options, hereinafter referred to as 'Options'). The persons to whom Options will be granted, the number of shares subject to each Option granted, the prices at which Options may be exercised (which shall not be less than the fair market value of shares of Common Stock on the date of grant), whether an Option will be an Incentive Option or a Non-Incentive Option, the time or times and the extent to which Options may be exercised and all other terms and conditions of Options will be determined by the Committee.

     Each Incentive Option shall terminate no later than ten (10) years from the date of grant, except as provided below with respect to Incentive Options granted to 10% Stockholders (as hereinafter defined). No Incentive

Option may be granted at any time after May 2006. Each Non-Incentive Option shall terminate not later than fifteen (15) years from the date of grant. The exercise price at which the shares may be purchased may not be less than the Fair Market Value of shares of Common Stock at the time the Option is granted, except as provided below with respect to Incentive Options granted to 10% Stockholders. Options granted to executive officers may not be exercised at any time prior to six (6) months after the date of grant.

     The exercise price of an Incentive Option granted to a person possessing more than 10% of the total combined voting power of all shares of stock of the Company or a parent or subsidiary of the Company ('10% Stockholder') shall in no event be less than 110% of the Fair Market Value of the shares of the Common Stock at the time the Incentive Option is granted. The term of an Incentive Option granted to a 10% Stockholder shall not exceed five (5) years from the date of grant.

     The exercise price of the shares to be purchased pursuant to each Option shall be paid (i) in full in cash, (ii) by delivery (i.e., surrender) of shares of the Company's Common Stock owned by the optionee at the time of the exercise of the Option, (iii) in installments, payable in cash, if permitted by the Committee or (iv) any combination of the foregoing. The stock-for-stock payment method permits an optionee to deliver one (1) or more shares of previously owned Common Stock of the Company in satisfaction of the exercise price of subsequent Options. The optionee may use the shares obtained on each exercise to purchase a larger number of shares on the next exercise. (The foregoing assumes an appreciation in value of previously acquired shares). The result of the stock-for-stock payment method is that the optionee can generally avoid immediate tax liability with respect to any appreciation in the value of the stock utilized to exercise the Option.

     Shares received by an optionee upon exercise of a Non-Incentive Option may not be sold or otherwise disposed of for a period determined by the Board upon grant of the Option, which period shall be not less than six (6) months nor more than three (3) years from the date of acquisition of the shares (the 'Restricted Period'), except that, during the Restricted Period (i) the optionee may offer the shares to the Company and the Company may, in its discretion, purchase up to all the shares offered at the exercise price and (ii) if the optionee's employment terminates during the Restricted Period (except in limited instances), the optionee, upon written request of the Company, must offer to sell the shares to the Company at the exercise price within seven (7) business days. The Restricted Period shall terminate in the event of a Change in Control of the Company (as defined), or at the discretion of the Board. After the Restricted Period, an optionee wishing to sell must first offer such shares to the Company at the Fair Market Value.


     Limited Stock Appreciation Rights. The Committee is authorized, in connection with any Option granted under the 1996 Plan, to grant the holder of such Option a limited stock appreciation right ('LSAR'), entitling the holder to receive, within sixty (60) days following a Change in Control, an amount in cash equal to the difference between the exercise price of the Option and the market value of the Common Stock on the effective date of the Change in Control. The LSAR may be granted in tandem with an Option or subsequent to grant of the Option. The LSAR will only be exercisable to the extent the related Option is exercisable and will terminate if and when the Option is exercised.

     Restricted and Deferred Stock. An award of restricted stock or deferred stock may be granted under the 1996 Plan. Restricted stock is subject to restrictions on transferability and other restrictions as may be imposed by the Committee at the time of grant. In the event that the holder of restricted stock ceases to be employed by the Company during the applicable restrictive period, restricted stock that is at the time subject to restrictions shall be forfeited and reacquired by the Company. Except as otherwise provided by the Committee at the time of grant, a holder of restricted stock shall have all the rights of a stockholder including, without limitation, the right to vote restricted stock and the right to recover dividends thereon. An award of deferred stock is an award that provides for the issuance of stock upon expiration of a deferral period established by the Committee. Except as otherwise determined by the Committee, upon termination of employment of the recipient of the award during the applicable deferral period, all stock that is at the time subject to deferral shall be forfeited. Until such time as the stock which is the subject of the award is issued, the recipient of the award has no rights as a stockholder.

     Dividend Equivalent Awards. A dividend equivalent gives the recipient the right to receive cash or other property equal in value to the dividends that would be paid if the recipient held a specified number of shares of Common Stock. A dividend equivalent right may be granted as a component of another award or as a free standing award.

     Bonus Shares and other Share Based Awards. The 1996 Plan authorizes the Committee to grant shares as a bonus, or to grant shares or other awards in lieu of obligations of the Company to pay cash under other plans or compensatory arrangements, upon such terms as shall be determined by the Committee. The 1996 Plan also authorizes the Committee to grant other forms of awards based upon, payable in, or otherwise related in whole or in part to, Common Stock, including, without limitation, convertible or exchangeable debentures or other debt securities, other rights convertible or exchangeable into shares, purchase rights for shares, awards contingent upon performance of the Company, and awards valued by reference to the book value of shares of Common Stock or awards determined by reference to the value of securities of, or the performance of, specified subsidiaries.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth information as of the date of this Prospectus with respect to the beneficial ownership of the Company's outstanding voting securities by (i) any holder of more than five percent (5%) of the outstanding shares; (ii) the Company's officers and directors; and (iii) the directors and officers of the Company as a group:

NAME AND ADDRESS OF BENEFICIAL    SHARES OF COMMON   PERCENTAGE (%) OF      SHARES OF      PERCENTAGE (%) TOTAL
           OWNER(1)                 STOCK OWNED        COMMON STOCK      PREFERRED STOCK      COMBINED VOTE
-------------------------------   ----------------   -----------------   ---------------   --------------------
PMF, Inc.(2)(3)................       2,350,000             58.8            5,000,000              81.7
Compare Generiks, Inc.(4)......         500,000             12.5                  0.0               5.6
Lawrence D. Simon(2)(5)(6).....             0.0              0.0            5,000,000              55.6
Reginald Spinello(2)(6)........             0.0              0.0            5,000,000              55.6
Matthew L. Harriton(2).........             0.0              0.0                  0.0               0.0
Dr. Daniel Durchslag(2)(6).....             0.0              0.0            5,000,000              55.6
All officers and directors as a
  group (four (4)
  persons)(6)..................             0.0              0.0            5,000,000              55.6

------------------
(1) Beneficial ownership as reported in the table above has been determined in accordance with Instruction (b1) to Item 403 of Regulation S-B of the Securities Exchange Act.

(2) The address of each stockholder shown above is c/o Superior Supplements, Inc., 270 Oser Avenue, Hauppauge, NY 11788.

(3) PMF, Inc., a corporation wholly owned by Barry Gersten, the founder of the Company, is record holder of such shares. Mr. Gersten may be deemed to hold sole investment and voting power over such shares. Does not include 2,350,000 shares of Common Stock issuable upon exercise of 2,350,000 Class A Warrants. All of the shares of Common Stock, Class A Warrants and shares of Common Stock issuable upon exercise of the Class A Warrants owned by PMF, Inc. are being registered in this Offering.

(4) The address of Compare Generiks, Inc. is 300 Oser Avenue, Hauppauge, New York 11788.

(5) Does not include an option to purchase 100,000 shares of Common Stock which is not exercisable for one year from the effective date of the Initial Public Offering.

(6) Includes 5,000,000 shares of Preferred Stock owned by PMF, Inc. PMF, Inc. granted a voting trust on May 1, 1996 for a period of five (5) years to Lawrence D. Simon, Reginald Spinello and Dr. Durchslag. Any disagreement is to be resolved by the vote of a majority of the trustees. Accordingly, each of them may be deemed to hold voting power over such shares. PMF, Inc. has retained all other rights of beneficial ownership in such shares.

                              CERTAIN TRANSACTIONS


     On April 24, 1996, the Company was formed in the State of Delaware.

     On April 24, 1996, PMF, Inc., a company wholly-owned and controlled by Barry Gersten, acquired (i) (a) 3,000,000 shares of Common Stock of the Company, par value $.0001 per share, and (b) 3,000,000 Class A Warrants for a cash consideration of $50,000, and (ii) 5,000,000 shares of Series A Preferred Stock of the Company, par value $.0001, per share, for a cash consideration of $5,000. The Series A Preferred Stock has no dividend rights and has a liquidation right of $.02 per share. Each share of Series A Preferred Stock shall be entitled to one (1) vote per share on all matters presented to stockholders of the Company. See 'Description of Securities.' Each Class A Warrant entitles the holder to purchase one (1) share of Common Stock of the Company at the Initial Public Offering price, commencing one (1) year after the effective date of the Initial Public Offering. Simultaneously with the Initial Public Offering, PMF, the Selling Securityholder in this Offering, also completed an underwritten public offering of securities by selling 325,000 Units consisting of 650,000 shares of Common Stock and 650,000 Class A Warrants to purchase an additional 650,000 shares of Common Stock. The Company did not receive any of the proceeds of the sale of securities by PMF.

     On May 1, 1996 PMF, Inc. granted a voting trust for a period of five (5) years to Lawrence D. Simon, Reginald Spinello and Dr. Daniel Durchslag over the 5,000,000 Preferred Shares owned by PMF, Inc. The voting trust provides for the majority decision to control the vote in the event of any disagreement between the trustees.

     On May 14, 1996, the Company entered into an agreement to supply PDK Labs Inc. with vitamins and dietary supplements in bulk tablet form (the 'PDK Agreement'). The agreement, as amended, provides for PDK Labs Inc. to purchase certain products at specified prices. PDK Labs Inc. agreed to purchase products having a minimum aggregate sales price of $2,500,000 per annum for each year during the term of the PDK Agreement. In the event that PDK Labs Inc. fails to purchase the minimum amount of products in any year, the Company will be paid $100,000 as liquidated damages (pro-rated by reference to the percentage of said minimum amount purchased during the related year). The term of the PDK Agreement is for a period of three (3) years, automatically renewable for successive one
(1) year terms. Sales to PDK approximated 87% of total sales for the year ended June 30, 1997. See 'Risk Factors--Conflicts of Interest.'

     On May 31, 1996, the Company agreed to exclusively supply Compare Generiks, Inc. with vitamins in bulk tablet form (other than any vitamins sold under the 'Energex' trade mark or as part of the 'Energex' product line) at the Company's cost plus fifteen percent (15%) pursuant to a supply agreement between the Company and Compare Generiks, Inc. (the 'Compare Agreement'). The term of the Compare Agreement is for a period of three (3) years, automatically renewable for successive one (1) year terms. As of September 15, 1997, there have been no sales to Compare Generiks, Inc. See 'Risk Factors--Conflicts of Interest.'

     On May 31, 1996, Compare Generiks, Inc., acquired 500,000 shares of Common Stock of the Company (14.29% of the issued and outstanding shares of Common Stock prior to the Initial Public Offering), par value $.0001 per share (i) for a cash consideration of $100,000, and (ii) in consideration of the issuance of 200,000 shares of common stock of Compare Generiks, Inc. In June, 1996, a registration statement filed by Compare Generiks, Inc. was declared effective by the Securities and Exchange Commission registering the 200,000 shares of common stock owned by the Company. The Company, in three separate transactions, sold all of its shares of common stock of Compare Generiks, Inc. In connection with the sale of such shares, the Company received an aggregate of $700,000 in proceeds.

     In June, 1996, the Company borrowed $200,000 from PMF, Inc., the Company's founder, at an annual interest rate of eight percent (8%) pursuant to a promissory note dated June 26, 1996, repayable on June 25, 1998.

     On July 21, 1997, the Company entered into a management agreement with PDK Labs Inc. pursuant to which PDK Labs Inc. agreed to supply certain management services to the Company in consideration for the payment by the Company of a management fee of $10,000 per month.

     The Company believes that all transactions with PDK Labs Inc., Compare Generiks, Inc. and officers or shareholders of the Company and their affiliates were made on terms no less favorable to the Company than those available from unaffiliated parties. The Company intends that in the future any such transactions shall also be made on terms no less favorable than those available from unaffiliated parties.

                           DESCRIPTION OF SECURITIES

     The Selling Securityholder is offering 2,350,000 shares of Common Stock, par value $.0001 per share, 2,350,000 Class A Warrants and 2,350,000 shares of Common Stock issuable upon exercise of the Class A Warrants.

COMMON STOCK

     The Company is authorized to issue up to 25,000,000 shares of Common Stock, of which 4,000,000 shares will be issued and outstanding as of the date of this Prospectus. All of the issued and outstanding shares of Common Stock will be fully paid, validly issued and non-assessable.

     Subject to the rights of holders of Preferred Stock, if any, holders of shares of Common Stock of the Company are entitled to share equally on a per share basis in such dividends as may be declared by the Board of Directors out of funds legally available therefor. There are presently no plans to pay dividends with respect to the shares of Common Stock. See 'Dividend Policy.' Upon liquidation, dissolution or winding up of the Company, after payment of creditors and the holders of any senior securities of the Company, including Preferred Stock, if any, the assets of the Company will be divided pro rata on a per share basis among the holders of the shares of Common Stock. The Common Stock is not subject to any liability for further assessments. There are no conversion or redemption privileges nor any sinking fund provisions with respect to the Common Stock and the Common Stock is not subject to call. The holders of Common Stock do not have any pre-emptive or other subscription rights.

     Holders of shares of Common Stock are entitled to cast one (1) vote for each share held at all stockholders' meetings including the annual meeting, for all purposes, including the election of directors. The Common Stock does not have cumulative voting rights.

PREFERRED STOCK

     The Company's Certificate of Incorporation authorizes 10,000,000 shares of 'blank check' Preferred Stock, whereby the Board of Directors of the Company shall have the authority, without further action by the holders of the outstanding Common Stock, to issue shares of Preferred Stock from time to time in one or more classes or series, to fix the number of shares constituting any class or series and the stated value thereof, if different from the par value, and to fix the term of any such series or class, including dividend rights, dividend rates, conversion or exchange rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price and the liquidation preference of such class or series. As of the date of this Prospectus, there are 5,000,000 shares of Series A Preferred Stock issued and outstanding. The Company has agreed with the Underwriters of the Initial Public Offering that it will not issue any additional shares of preferred stock for a period of twelve (12) months from the date of the Initial Public Offering without the prior written consent of the Underwriters.

SERIES A PREFERRED STOCK

     Designation and Amount; Par Value. The shares of such series are designated as Series A Preferred Stock and the number of shares constituting such series is 5,000,000, all of which are issued and outstanding. The Series A Preferred Stock has $.0001 par value per share.

     Dividends. Holders of the Series A Preferred Stock do not have any right to the payment of any dividend.

     Liquidation Rights. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, the shares of Series A Preferred Stock shall have a liquidation preference in the aggregate amount of $100,000 or $.02 per share of Series A Preferred Stock.

     Voting Rights. Each holder of Series A Preferred Stock shall be entitled to one (1) vote per share on all matters presented to the stockholders of the Company.

     Rank. The shares of Series A Preferred Stock rank senior to all series of preferred stock and the Common Stock in all respects.

CLASS A WARRANTS

     Each Class A Warrant entitles the holder to purchase one (1) share of Common Stock at a price of $5.25 per share for a period of four (4) years commencing one (1) year from the effective date of the Initial Public Offering. As of the date of this Prospectus, there are 3,500,000 Class A Warrants issued and outstanding. Each Class A Warrant is redeemable by the Company for $.05 per Class A Warrant, at any time after February 25, 1998, upon thirty (30) days' prior written notice, if the closing price of the Common Stock, as reported by the principal exchange on which the Common Stock is traded, the NASD OTC

Bulletin Board or the National Quotation Bureau Incorporated, as the case may be, exceeds $10.00 per share for twenty (20) consecutive trading days within a period of thirty (30) trading days ending on the fifth trading day prior to the date of the notice of redemption. Upon thirty (30) days' written notice to all holders of Class A Warrants, the Company shall have the right, subject to compliance with Rule 13E-4 under the Securities Exchange Act of 1934 and the filing of Schedule 13E-4 and, if required, a post-effective amendment to this registration statement, to reduce the exercise price and/or extend the term of the Class A Warrants.

     The Class A Warrants can only be exercised when there is a current effective registration statement covering the shares of Common Stock underlying the Class A Warrants. If the Company does not or is unable to maintain a current effective registration statement, the holders of Class A Warrant certificates will be unable to exercise the Class A Warrants and the Class A Warrants may become valueless. Moreover, if the shares of Common Stock underlying the Class A Warrants are not registered or qualified for sale in the state in which a holder of Class A Warrant certificates resides, such holder might not be permitted to exercise the Warrants. See 'Risk Factors--Current Prospectus and State Blue Sky Registration in Connection with the Exercise of the Warrants.'

     Each Class A Warrant may be exercised by surrendering the Warrant certificate, with the form of election to purchase on the reverse side of the Class A Warrant certificate properly completed and executed, together with payment of the exercise price, or $5.25 per share, to the Transfer Agent. The Class A Warrants may be exercised in whole or from time to time in part. If less than all of the Class A Warrants evidenced by a Warrant certificate are exercised, a new Class A Warrant certificate will be issued for the remaining number of Class A Warrants.

     Holders of the Class A Warrants are protected against dilution of the equity interest represented by the underlying shares of Common Stock upon the occurrence of certain events, including, but not limited to, issuance of stock dividends. If the Company merges, reorganizes or is acquired in such a way as to terminate the Class A Warrants, the Class A Warrants may be exercised immediately prior to such action. In the event of liquidation, dissolution or winding up of the Company, holders of the Class A Warrants are not entitled to participate in the Company's assets.

     For the life of the Class A Warrants, the holders thereof are given the opportunity, at nominal cost, to profit from a rise in the market price of the Common Stock. The exercise of the Class A Warrants will result in the dilution of the then book value of the Common Stock of the Company held by the public investors and would result in a dilution of their percentage ownership of the Company.

DELAWARE ANTI-TAKEOVER LAW

     The Company is governed by the provisions of Section 203 of the General Corporation Law of Delaware, an anti-takeover law enacted in 1988. In general, the law prohibits a Delaware public corporation from engaging in a 'business combination' with an 'interested stockholder' for a period of three (3) years after the date of the transaction in which the person became an interested stockholder, unless it is approved in a prescribed manner. As a result of

Section 203, potential acquirors of the Company may be discouraged from attempting to effect acquisition transactions with the Company, thereby possibly depriving holders of the Company's securities of certain opportunities to sell or otherwise dispose of such securities at above-market prices pursuant to such transactions.

LIMITATION ON LIABILITY OF DIRECTORS

     In connection with the Initial Public Offering, the Underwriters of the Initial Public Offering have agreed to indemnify the Company, its directors, and each person who controls it within the meaning of Section 15 of the Securities Act with respect to any statement in or omission from the Registration Statement or the Prospectus or any amendment or supplement thereto if such statement or omission was made in reliance upon information furnished in writing to the Company by the Underwriters specifically for or in connection with the preparation of the Registration Statement, the Prospectus, or any such amendment or supplement thereto.

     Section 145 of the Delaware General Corporation Law empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of the performance of their duties as directors and officers provided that this provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) arising under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

     The Delaware General Corporation Law provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation's by-laws, any agreement, vote of stockholders or otherwise.

     Article Ninth of the Company's Certificate of Incorporation eliminates the personal liability of directors to the fullest extent permitted by Section 102 of the Delaware General Corporation Law.

     The effect of the foregoing is to require the Company to the extent permitted by law to indemnify the officers and directors of the Company for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

     The Company does not currently have any liability insurance coverage for its officers and directors.


COMMISSION POLICY

     Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and other agents of the Company, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

TRANSFER AGENT & REGISTRAR

     The transfer agent and registrar for the Company's securities is American Stock Transfer & Trust Company (the 'Transfer Agent').

                             PRIOR COMPANY OFFERING

     On February 26, 1997, a Registration Statement under the Act was declared effective by the Securities and Exchange Commission ('SEC') with respect to an underwritten public offering (the 'Offering') of (A) 250,000 Units ('Units') by the Company, and (B) 325,000 Units by PMF, Inc. a company wholly-owned and controlled by Barry Gersten, and the Company and PMF, Inc. sold the Units offered thereby. The Units sold by the Company and PMF, Inc. were comprised of 1,150,000 shares of Common Stock and 1,150,000 Class A Warrants to purchase an additional 1,150,000 shares of Common Stock. Sales of securities under this Prospectus by the Selling Securityholder or even the potential of such sales may have an adverse effect on the market price of the Company's securities.

                             SELLING SECURITYHOLDER

     On the date of this Prospectus, a Registration Statement under the Act with respect to the sale of 2,350,000 shares of Common Stock, 2,350,000 Class A Warrants and 2,350,000 shares of Common Stock issuable upon exercise of the Class A Warrants by PMF, Inc. ('PMF'), a company wholly-owned and controlled by Barry Gersten, (hereinafter referred to as the 'Selling Securityholder') offered thereby, was declared effective by the Securities and Exchange Commission ('SEC'), and the Selling Securityholder commenced the sale of shares of Common Stock and Class A Warrants offered thereby. Prior to the sale of the shares of Common Stock and Class A Warrants offered thereby, PMF owned 2,350,000 shares of Common Stock, 5,000,000 shares of Series A Preferred Stock and 2,350,000 Class A Warrants. Following the sale of the Common Stock and Class A Warrants offered hereby, PMF will own none of the outstanding shares of Common Stock, none of the outstanding Class A Warrants and 100% of the outstanding Preferred Stock. Sales of the shares of Common Stock and Class A Warrants under this prospectus by the Selling Securityholder or even the potential of such sales may have an adverse effect on the market price of the Company's securities. See 'Risk Factors--Shares Eligible for Future Sale may Adversely Affect the Market.' The Company will not receive any of the proceeds of sale of the shares of Common Stock or Class A Warrants by the Selling Securityholder. In the event the Class A Warrants offered by PMF are exercised the Company will receive the proceeds of the exercise of such warrants. The resale of the securities of the Selling Securityholder are subject to Prospectus delivery and other requirements of the Securities Act of 1933, as amended (the 'Act').


     Sales of securities by the Selling Securityholder or even the potential of such sales would likely have an adverse effect on the market prices of the securities offered hereby.

                              PLAN OF DISTRIBUTION

     The securities offered hereby may be sold from time to time directly by the Selling Securityholder. Alternatively, the Selling Securityholder may from time to time offer such securities through underwriters, dealers or agents. The distribution of securities by the Selling Securityholder may be effected in one or more transactions that may take place on the over-the-counter market, including ordinary broker's transactions, privately-negotiated transactions or through sales to one or more broker-dealers for resale of such shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Securityholder in connection with such sales of securities. The securities offered by the Selling Securityholder may be sold by one or more of the following methods, without limitations: (a) a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers, and (d) faceto-face transactions between sellers and purchasers without a broker-dealer. In effecting sales, brokers or dealers engaged by the Selling Securityholder may arrange for other brokers or dealers to participate. The Selling Securityholder and intermediaries through whom such securities are sold may be deemed 'underwriters' within the meaning of the Act with respect to the securities offered, and any profits realized or commissions received may be deemed underwriting compensation.

     At the time a particular offer of securities is made by or on behalf of the Selling Securityholder, to the extent required, a Prospectus will be distributed which will set forth the number of shares being offered and the terms of the Offering, including the name or names of any underwriters, dealers or agents, if any, the purchase price paid by any underwriter for sales purchased from the Selling Securityholder and any discounts, commissions or concessions allowed or reallowed or paid to dealers and the proposed selling price to the public.

                                 LEGAL MATTERS

     The validity of the securities being offered hereby will be passed upon for the Company by Bernstein & Wasserman, LLP, 950 Third Avenue, New York, NY 10022.

                                    EXPERTS

     Certain of the financial statements of the Company included in this Prospectus and elsewhere in the Registration Statement, to the extent and for the periods indicated in their reports, have been examined by Holtz Rubenstein & Co., LLP, independent certified public accountants, which appear elsewhere herein and in the Registration Statement.


                             ADDITIONAL INFORMATION

     This Prospectus constitutes part of a Registration Statement on Form SB-2 filed by the Company with the Securities and Exchange Commission (the 'Commission') under the Securities Act and omits certain information contained in the Registration Statement. Reference is hereby made to the Registration Statement and to its exhibits for further information with respect to the Company and the Common Stock and the Class A Warrants offered hereby. Statements contained herein concerning provisions of documents are necessarily summaries of such documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission.

     The Registration Statement, including the exhibits thereto, may be inspected without charge at the public reference facilities maintained by the Commission at: 450 Fifth Street, Washington, D.C. 20549; and at the offices of the Commission located at 7 World Trade Center, New York, NY 10048; and copies of such material may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, Washington, D.C. 20549 at prescribed rates.

                           SUPERIOR SUPPLEMENTS, INC.

                          INDEX TO FINANCIAL STATEMENTS

                                                                         Page

Report of Independent Certified Public Accountants                       F-1

Financial Statements:

   Balance sheet as of June 30, 1997                                     F-2

   Statements of operations for the year ended June 30, 1997
     and for the period April 24, 1996 (inception) to
     June 30, 1996                                                       F-3

   Statement of stockholders' equity for the year ended
     June 30, 1997 and for the period April 24, 1996 (inception)
     to June 30, 1996                                                    F-4

   Statements of cash flows for the year ended June 30, 1997 and
     for the period April 24, 1996 (inception) to June 30, 1996          F-5

   Notes to financial statements                                      F-6 - F-11

                          Independent Auditors' Report


Board of Directors and Stockholders
Superior Supplements, Inc.
Hauppauge, New York

We have audited the balance sheet of Superior Supplements, Inc. as of June 30, 1997, and the related statements of operations, stockholders' equity and cash flows for the year ended June 30, 1997 and for the period April 24, 1996 (inception) to June 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Superior Supplements, Inc. as of June 30, 1997 and the results of its operations and its cash flows for the year ended June 30, 1997 and for the period April 24, 1996 (inception) to June 30, 1996, in conformity with generally accepted accounting principles.


                                                     HOLTZ RUBENSTEIN & CO., LLP


Melville, New York
August 4, 1997

                           SUPERIOR SUPPLEMENTS, INC.

                                  BALANCE SHEET

                                  JUNE 30, 1997


           ASSETS

CURRENT ASSETS:

   Cash and cash equivalents                                        $   412,914
   Investments in available-for-sale securities                         772,496
   Accounts receivable (Note 10)                                      1,167,585
   Inventories (Note 3)                                               1,644,983
   Prepaid expenses                                                      45,627
                                                                   ------------
       Total current assets                                           4,043,605

PROPERTY AND EQUIPMENT, net (Note 4)                                  1,039,583

OTHER ASSETS, net                                                       138,347
                                                                   ------------
                                                                   $  5,221,535
                                                                   ============

   LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:

   Accounts payable and accrued expenses                           $  2,376,037
   Note payable (Note 6)                                                200,000
   Income taxes payable (Note 9)                                          3,600
                                                                   ------------
       Total current liabilities                                      2,579,637
                                                                   ------------
DEFERRED TAX LIABILITY (Note 9)                                           9,000
                                                                   ------------


COMMITMENTS (Note 10)

STOCKHOLDERS' EQUITY: (Notes 5 and 8)
   Common stock, $.0001 par value; authorized 25,000,000
     shares; 4,000,000 shares issued and outstanding                        400
   Preferred stock, $.0001 par value; authorized 10,000,000
     shares; 5,000,000 shares issued and outstanding                        500
   Additional paid-in capital                                         3,145,441
   Unrealized gain on available-for-sale investments                     10,088
   Deficit                                                             (523,531)
                                                                   ------------

                                                                      2,632,898
                                                                   ------------
                                                                   $  5,221,535
                                                                   ============

                        See notes to financial statements

                           SUPERIOR SUPPLEMENTS, INC.

                            STATEMENTS OF OPERATIONS

                                                                      Period
                                                                  April 24, 1996
                                                     Year Ended   (Inception) to
                                                    June 30, 1997  June 30, 1996
                                                    -------------  -------------
NET SALES (Note 10)                                  $ 4,628,129    $  857,398
                                                     -----------    ----------

COSTS AND EXPENSES:

   Cost of sales                                       4,228,476       738,040
   Selling, general and administrative (Note 10)         467,108        70,969
                                                     -----------    ----------
                                                       4,695,584       809,009
                                                     -----------    ----------

OPERATING (LOSS) INCOME                                  (67,455)       48,389
                                                     -----------    ----------

OTHER INCOME (EXPENSE):

   Loss on sale of securities (Note 8)                  (442,586)           --
   Interest expense                                      (28,479)           --
                                                     -----------    ----------

                                                        (471,065)           --
                                                     -----------    ----------

(LOSS) EARNINGS FROM OPERATIONS
   BEFORE INCOME TAX                                    (538,520)       48,389

PROVISION FOR INCOME TAX (Note 9)                         20,200        13,200
                                                     -----------    ----------

NET (LOSS) INCOME                                    $  (558,720)   $   35,189
                                                     ===========    ==========

NET (LOSS) INCOME PER SHARE (Note 2)                 $      (.15)   $      .01
                                                     ===========    ==========

WEIGHTED AVERAGE NUMBER OF
   SHARES OF COMMON STOCK
   OUTSTANDING (Note 2)                                3,663,014     3,500,000
                                                     ===========    ==========

                        See notes to financial statements

                           SUPERIOR SUPPLEMENTS, INC.

                        STATEMENT OF STOCKHOLDERS' EQUITY

                                    (Note 8)


                                                   Common Stock      Preferred Stock
                                                 25,000,000 Shares 10,000,000 Shares             Unrealized
                                                  $.0001 Par Value  $.0001 Par Value             Gain (Loss)
                                                 ----------------- ----------------- Additional on Investment (Deficit)
                                                              Par              Par    Paid-in   Available-    Retained
                                                    Shares   Value  Shares    Value   Capital    for-Sale     Earnings    Total
                                                  ---------  ----- ---------  -----  ---------- -----------  ----------   ------
Issuance of stock for cash at inception           3,000,000  $300  5,000,000  $500  $   54,200  $     --   $      --   $    55,000

Issuance of stock for cash and stock
   of Compare Generiks, Inc.                        500,000    50         --    --   1,249,950        --          --     1,250,000

Unrealized loss on investment available-for-sale         --    --         --    --          --   (60,100)         --       (60,100)

Net income                                               --    --         --    --          --        --      35,189        35,189
                                                  ---------  ----  ---------  ----  ----------  --------   ---------   -----------

Balance, June 30, 1996                            3,500,000   350  5,000,000   500   1,304,150   (60,100)     35,189     1,280,089

Issuance of stock in connection
   with initial public offering                     500,000    50         --    --   1,841,291        --          --     1,841,341

Net change in unrealized gain (loss)
   on investment available-for-sale                      --    --         --    --          --    70,188          --        70,188

Net loss                                                 --    --         --    --          --        --    (558,720)     (558,720)
                                                  ---------  ----  ---------  ----  ----------  --------   ---------   -----------

Balance, June 30, 1997                            4,000,000  $400  5,000,000  $500  $3,145,441  $ 10,088   $(523,531)  $ 2,632,898
                                                  =========  ====  =========  ====  ==========  ========   =========   ===========


                        See notes to financial statements

                           SUPERIOR SUPPLEMENTS, INC.

                            STATEMENTS OF CASH FLOWS


                                                                    Period
                                                                 April 24, 1996
                                                    Year Ended   (Inception) to
                                                   June 30, 1997 June 30, 1996
                                                   ------------- -------------

CASH FLOWS FROM OPERATING ACTIVITIES:

   Net (loss) income                                $  (558,720)  $  35,189
                                                    -----------   ---------
   Adjustments to reconcile net (loss) income to net cash (used in) provided by operations:

       Deferred income taxes                             16,600     (10,800)
       Depreciation and amortization                    120,778       1,666
       Loss on sale of investment                       442,586          --
       Increase in assets:

         Accounts receivable                           (775,338)   (392,247)
         Inventories                                 (1,545,397)    (99,586)
         Prepaid expense                                (45,627)         --
         Other assets                                  (100,846)    (39,167)
       Increase (decrease) in liabilities:

         Accounts payable and accrued expenses        1,614,589     761,448
         Taxes payable                                  (20,400)     24,000
                                                    -----------   ---------
       Total adjustments                               (293,055)    245,314
                                                    -----------   ---------
       Net cash (used in) provided by
         operating activities                          (851,775)    280,503
                                                    -----------   ---------

CASH FLOWS FROM INVESTING ACTIVITIES:

   Acquisition of property and equipment               (819,033)   (341,328)
   Purchases of marketable securities                (1,496,934)         --
   Proceeds from the sale of investments              1,445,140          --
                                                    -----------   ---------
       Net cash used in investing activities           (870,827)   (341,328)
                                                    -----------   ---------

CASH FLOWS FROM FINANCING ACTIVITIES:

   Net proceeds from issuance of stock                1,841,341     155,000
   Proceeds from notes payable                               --     200,000
   Proceeds from bridge notes payable                        --     300,000

   Repayment of bridge notes payable                   (300,000)         --
                                                    -----------   ---------
       Net cash provided by financing activities      1,541,341     655,000
                                                    -----------   ---------

NET (DECREASE) INCREASE IN CASH
   AND CASH EQUIVALENTS                                (181,261)    594,175

CASH AND CASH EQUIVALENTS,
   beginning of period                                  594,175          --
                                                    -----------   ---------

CASH AND CASH EQUIVALENTS, end of period            $   412,914   $ 594,175
                                                    ===========   =========

                        See notes to financial statements

                           SUPERIOR SUPPLEMENTS, INC.

                          NOTES TO FINANCIAL STATEMENTS

                   YEAR ENDED JUNE 30, 1997 AND FOR THE PERIOD
                   APRIL 24, 1996 (INCEPTION) TO JUNE 30, 1996


1.   Organization and Nature of Operations:

     Superior Supplements, Inc. (the "Company") is a Delaware Corporation which was formed on April 24, 1996. The Company manufactures and markets dietary supplement products including vitamins, minerals, herbs and specialty nutritional supplements, in bulk tablet, capsule and powder form.

     The Company was in the development stage through June 30, 1996. The year 1997 is the first year during which it is considered an operating company.

2.   Summary of Significant Accounting Policies:

       a. Inventories

          Inventories are valued at lower of cost (first-in, first-out method) or market.

       b. Investments

          Available-for-sale securities are carried at fair value with the unrealized holding gain (loss) included in stockholders' equity. A decline in the market value of any available-for-sale security below cost that is deemed other than temporary is charged to earnings resulting in the establishment of a new cost basis for the security.

          Investments in available-for-sale securities at June 30, 1997 consist of U.S. Treasury notes.

       c. Depreciation

          Depreciation is computed on the straight-line method over the useful lives of the related assets (5-10 years). Leasehold improvements are amortized over their expected useful lives.

       d. Income taxes

          Deferred tax assets and liabilities are determined based on differences between financial reporting and tax basis of assets and liabilities, and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

       e. Statement of cash flows

          For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

       f. Net (loss) income per share

          Net (loss) income per share is computed using the weighted average number of common and common equivalent shares outstanding during the period.

       g. Estimates

          The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

       h. Concentration of credit risk

          Financial instruments which potentially expose the Company to credit risk, as defined by Statement of Financial Accounting Standard No. 105 ("FAS 105"), consists primarily of trade accounts receivable. Wholesale distributors of dietary supplements and over-the-counter pharmaceuticals account for all of the Company's trade receivables. The risk associated with this concentration is limited due to their geographic dispersion.

       i. Accounting for stock-based compensation

          The Company accounts for its stock-based compensation costs using the intrinsic value based method of accounting prescribed by APB Opinion No. 25 and will provide pro forma disclosures of net income and earnings per share as if the fair value-based method prescribed by Financial Accounting Standards Board Statement No. 123 ("FASB") had been applied in measuring compensation expense.

       j. New standards

          In February 1997, the FASB issued Statement 128, "Earnings Per Share" ("Statement 128"), which simplifies the standards for computing earnings per share previously used and makes them comparable to international standards. The Statement is effective for financial statements issued for periods ending after December 15, 1997, and earlier application is not permitted. The Company does not believe that the adoption of this Statement will have a material effect to its financial statements.

3.     Inventories:


       Inventories consist of the following at June 30, 1997:

       Raw material                                                   $  938,123
       Work-in-process                                                   600,105
       Finished goods                                                    106,755
                                                                      ----------
                                                                      $1,644,983
                                                                      ==========


4.     Property and Equipment:

       Property and equipment consists of the following at June 30, 1997:

       Equipment                                                       $ 643,073
       Leasehold improvements                                            444,822
       Furniture and fixtures                                             72,466
                                                                     -----------
                                                                       1,160,361
       Less accumulated depreciation                                     120,778
                                                                     -----------
                                                                     $ 1,039,583
                                                                     ===========

       Depreciation expense for the year ended June 30, 1997 was $120,778. No depreciation was recorded as of June 30, 1996 as none of the productive equipment had been placed in operation.

5.     Bridge Notes Payable:

       In May 1996 the Company borrowed $300,000 from two unrelated parties at 8%. Each lender received a "Principal Bridge Note" and a "Convertible Bridge Note." The Convertible Bridge Notes, which in the aggregate equal $100,000, contained conversion features which entitled the holder to convert the note into 1,000,000 Class A Warrants. In order to expedite NASD approval of the Initial Public Offering, in February 1997, the Company repaid its obligations under the Principal Bridge Notes and the Convertible Bridge Notes. As a result, the holders of the Convertible Bridge Notes have forfeited their right to convert such Notes into Class A Warrants.

6.     Note Payable:

       On June 26, 1996, the Company borrowed $200,000 from PMF, Inc., the Company's founder. This note bears interest at 8% per annum. Principal and accrued interest is due on June 25, 1998.

7.     Revolving Credit Agreement:

       In May 1996, the Company entered into a revolving credit agreement with Dune Holdings, Inc. ("Dune"), one of the Company's Bridge Lenders, pursuant to which the Company can borrow up to $200,000 for a period of twenty four (24) months at an interest rate of fifteen percent (15%) per annum. As of June 30, 1997, the Company had no outstanding balance.

8.     Stockholders' Equity:

       a. Capitalization

          Pursuant to the Company's certificate of incorporation, the Company is authorized to issue 25,000,000 shares of common stock and 10,000,000 shares of preferred stock. All stock has a $.0001 par value. Each share of common and preferred has one vote in all matters.

       b. Initial capitalization

          In April 1996, the Company issued 3,000,000 shares of common stock, 3,000,000 Class A Warrants and 5,000,000 shares of preferred stock for $55,000 ("Founders' Stock"). The preferred shares, issued in April 1996, are designated as Series A Preferred Shares. The Board of Directors has the authority to issue preferred stock in one or more series and to fix the rights and other terms. The Series A Preferred Shares rank senior to all series of preferred and common stock, do not have any right to the payment of any dividend, and in the event of any voluntary or involuntary liquidation of the Company are entitled to $.02 per share.

          Each Class A Warrant entitles the holder to purchase one (1) share of common stock of the Company at the initial public offering price ($6.00 per share), commencing one (1) year from the date of the Company's initial public offering (March 4, 1997).

       c. Issuance of stock for stock and cash

          On May 31, 1996, Compare Generiks, Inc. ("Compare") (see Note 10c) acquired 500,000 shares of common stock of the Company, for $100,000 and the issuance of 200,000 shares of common stock of Compare Generiks, Inc. The value of the shares ($1,150,000) issued in connection with this transaction have been determined using a fair value of $5.75 per share representing approximately two-thirds of the market value of Compare's stock at May 31, 1996.


          During December 1996 and January 1997, the Company sold the 200,000 shares of Compare stock for gross proceeds of $700,000, resulting in a loss of $450,000.

       d. Reserved shares

          At June 30, 1997, the Company has 5,700,000 shares of common stock reserved for future issuances.

       e. Public offering

          On February 26, 1997, the Company completed its Initial Public Offering of securities. During the offering an aggregate of 575,000 units, each comprised of two (2) shares of the Company's Common Stock and two (2) Class A Redeemable Purchase Warrants, were sold. 325,000 of said units were sold by PMF, Inc., as Selling Securityholder and 250,000 of said units were sold by the Company which raised gross proceeds of $3,000,000 for the Company.

          Effective with the closing of the offering, the Company entered into a two-year consulting agreement with the underwriter. The consulting fee of $72,000 is being charged to operations ratably over the term of the agreement.

          In addition, the Company issued to the underwriter an option ("Underwriters' Option") to purchase up to 50,000 units at an exercise price of $19.80 per unit. The option is exercisable for a period of four years, commencing one (1) year from the date of the public offering.

       f. Stock option plan

          The Company has adopted a Stock Option Plan (the "Plan") covering 2,000,000 shares of common stock of the Company. Options under the Plan are granted at terms set by the Board of Directors at the time of issuance. To date, no options have been granted under the Plan.

9.     Income Taxes:

       Income tax provision consists of the following:

                                                                   Period
                                                               April 24, 1996
                                           Year Ended          (Inception) to
                                          June 30, 1997         June 30, 1996
                                          -------------         -------------
       Federal:
         Current                          $       -              $   14,000
         Deferred                              9,950                 (6,350)
                                          ----------             ----------
                                               9,950                  7,650
                                          ----------             ----------
       State:
         Current                               3,600                 10,000
         Deferred                              6,650                 (4,450)
                                          ----------             ----------
                                              10,250                  5,550

                                          ----------             ----------
                                          $   20,200             $   13,200
                                          ==========             ==========

       Net deferred income tax asset (liability) is composed of the following at June 30, 1997:

       Net operating loss and investment credit carryforward          $  44,000
       Capital loss carryforward                                        168,000
       Other                                                             (5,800)
       Unrealized gain on investments                                    (3,200)
       Valuation allowance                                             (212,000)
                                                                      ---------
                                                                      $  (9,000)
                                                                      =========

       The difference between the corporation's effective income tax rate and the United States Statutory rate is reconciled below:

       United States statutory rate                           34.0%        34.0%
       State income taxes, net of Federal
         income tax benefit                                   (1.2)         7.0
       Effect of graduated rates                               --         (13.7)
       Other                                                 (36.4)         --
                                                             -----        -----
                                                              (3.6)%       27.3%
                                                             =====        =====

       At June 30, 1997, the Company has available approximately $38,000 and $29,000 of unused operating loss carryforwards and unused investment credits, respectively, that may provide future tax benefits. The operating losses and investment credits expire in 2012 and 2004, respectively.

       The Company also has available approximately $443,000 of unused capital loss carryforwards that may be applied against future capital gains. The loss carryforwards expire in 2002.

10.    Commitments:

       a. Employment agreement

          The Company has an employment agreement with an officer, expiring in April 1998, which provides for an aggregate annual salary of $75,000. The officer was also granted an option to purchase 100,000 shares of the outstanding common stock of the Company exercisable at an exercise price equal to the initial public offering price $6.00 per share one (1) year after the effective date of the Company's initial public offering. The Company accounts for its stock-based compensation costs under APB Opinion No. 25. Accordingly, no compensation cost has been recognized as of June 30, 1997. Had compensation cost been determined on the basis of FASB No. 123, the effect on net (loss) income and (loss) earnings per share would have been immaterial.

       b. Lease

          On May 1, 1996 the Company entered into a 30-month lease agreement for its office and warehouse space. The lease provided for no monthly rental payments through July 1996, $23,000 per month beginning August 1996 to May 1996, $19,166 per month from June 1997 to October 14, 1997 and $20,833 per month from October 15, 1997 to October 14, 1998. Accordingly, the Company has given effect to such rent concessions and has accrued rent expense aggregating $12,000 as of June 30, 1997 using the straight-line basis over the term of the lease.

          Rent expense approximated $223,000 and $39,000 for the periods ended June 30, 1997 and 1996, respectively.

       c. Supply and management agreements

          The Company is party to an amended supply agreement with PDK Labs Inc. ("PDK"). The agreement, which expires in May 1999, provides for PDK to purchase certain products at specified prices. In the event that PDK fails to purchase a minimum amount ($2,500,000) of products in any given year, the Company will be paid up to $100,000, on a pro-rata basis, as liquidated damages. Sales to PDK approximated $4,013,000 and $823,000 for the periods ended June 30, 1997 and 1996, respectively. Included in accounts receivable at June 30, 1997 is approximately $890,000 due from PDK.

          The Company is also party to a supply agreement with Compare Generiks, Inc. ("Compare"). Terms of this agreement are similar to the agreement with PDK, except there are no minimum purchase requirements. As of June 30, 1997 there have been no sales under this agreement.

          The Company is also obligated under a management agreement with PDK pursuant to which PDK agreed to supply certain management services to the Company in consideration for the payment of a management fee of $10,000 per month.

11.    Fair Value of Financial Instruments:

       The methods and assumptions used to estimate the value of the following classes of financial instruments were:

       Current Assets and Current Liabilities: The carrying amount of cash, current receivables and payables and certain other short-term financial instruments approximate their fair value.

       At June 30, 1997, the carrying amount and fair value of the Company's financial instruments are as follows:

                                             Carrying                Fair
                                              Amount                 Value
                                             --------                -----
       Cash and cash equivalents          $     412,914         $     412,914
       Accounts receivable                    1,167,585             1,167,585
       Investment available-for-sale            772,496               772,496
       Notes payable                            200,000               200,000
       Other current liabilities              2,379,637             2,379,637


12.    Supplementary Information - Statement of Cash Flows:

       Cash paid for interest and income taxes was $12,479 and $15,100, respectively, for the year ended June 30, 1997. No cash was paid for interest and income taxes in the period ended June 30, 1996.

       In May 1996 Compare acquired 500,000 shares of common stock of the Company, for $100,000 and the issuance of 200,000 shares of common stock of Compare (valued at $1,150,000).

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH AN OFFER WOULD BE UNLAWFUL.

                            ------------------------

                               TABLE OF CONTENTS

                                                                       PAGE
                                                                       ----
     Available Information...........................................    2
     Prospectus Summary..............................................    3
       The Company...................................................    3
       The Offering..................................................    4
       Summary Financial Information.................................    6
     Risk Factors....................................................    7
     Capitalization..................................................   12
     Dividend Policy.................................................   12
     Selected Financial Information..................................   13
     Management's Discussion and Analysis of Financial Condition and
       Results of Operations.........................................   14
     Business........................................................   15
     Management......................................................   19
     Principal Stockholders..........................................   23
     Certain Transactions............................................   24
     Description of Securities.......................................   25
     Prior Company Offering..........................................   27
     Selling Securityholder..........................................   28
     Plan of Distribution............................................   28
     Legal Matters...................................................   29
     Experts.........................................................   29
     Additional Information..........................................   29
     Financial Statements............................................  F-1

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       2,350,000 SHARES OF COMMON STOCK,
                           PAR VALUE $.0001 PER SHARE
                                      AND
                           2,350,000 CLASS A WARRANTS

                           SUPERIOR SUPPLEMENTS, INC.

                            ------------------------
                                   PROSPECTUS
                            ------------------------

                                          , 1997

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     In connection with the Company's initial public offering, the Underwriters of the Company's initial public offering agreed to indemnify the Company, its directors, and each person who controls it within the meaning of Section 15 of the Act with respect to any statement in or omission from the registration statement or the Prospectus or any amendment or supplement thereto if such statement or omission was made in reliance upon information furnished in writing to the Company by the Underwriters specifically for or in connection with the preparation of the registration statement, the prospectus, or any such amendment or supplement thereto.

     Section 145 of the Delaware General Corporation Law empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of the performance of their duties as directors and officers provided that this provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) arising under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

     The Delaware General Corporation Law provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation's by-laws, any agreement, vote of Stockholders or otherwise.

     Article Ninth of the Company's Certificate of Incorporation eliminates the personal liability of directors to the fullest extent permitted by Section 102(b)(7) of the Delaware General Corporation Law.

     The effect of the foregoing is to require the Company to the extent permitted by law to indemnify the officers and directors of the Company for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

     The Company has liability insurance coverage for its officers and directors.

ITEMS 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.


     The estimated expenses in connection with this Offering which are being paid by the Selling Securityholder are as follows:

     SEC filing fee*......................   $ 8,279
     Accounting fees and expenses*........   $ 5,000
     Legal fees and expenses*.............   $ 5,000
     Printing and engraving*..............   $ 5,000
     Miscellaneous expenses*..............   $ 2,000
                                             -------
          Total...........................   $25,279
                                             -------
                                             -------
------------------
* Estimated

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

     The following information sets forth all securities of the Company sold by it since inception, which securities were not registered under the Securities Act of 1933, as amended:

     In April, 1996, the Company issued (i) (a) 3,000,000 shares of Common Stock to PMF, Inc., a company wholly-owned and controlled by Barry Gersten, and (b) 3,000,000 Class A Warrants for a cash consideration of $50,000 and (ii) 5,000,000 shares of Preferred Stock to PMF, Inc. for a cash consideration of $5,000.

     In May, 1996, the Company issued 500,000 shares of Common Stock to Compare Generiks, Inc. ('CGI') (i) for a cash consideration of $100,000, and (ii) in exchange for the issuance of 200,000 shares of common stock of CGI.

     In May, 1996, the Company borrowed an aggregate of $300,000 from Dune Holdings, Inc. and Clinthill Investment Ltd., two (2) unaffiliated lenders (the 'Bridge Lenders'). In exchange for making loans to the Company, each Bridge Lender received two promissory notes (the 'Bridge Notes'). Certain of the Bridge Notes are in the aggregate principal amount of $200,000 (the 'Principal Bridge Notes') and the other Bridge Notes are in the aggregate principal amount equal to $100,000 (the 'Convertible Bridge Notes'). Each of the Bridge Note bears interest at the rate of eight percent (8%) per annum. The Bridge Notes are due and payable upon the earlier of (i) April 30, 1997 and (ii) the closing of an initial underwritten public offering of the Company's securities. In addition, each Convertible Bridge Note converts into a number of Class A Warrants equal to ten (10) times the principal amount of such Convertible Bridge Note upon consummation of the Offering. The Company entered into the bridge financing transactions because it required additional financing and no other sources of financing were available to the Company at that time. Further, the Company agreed to register the Class A Warrants issuable upon conversion of the Convertible Bridge Notes, as well as the shares of Common Stock issuable upon exercise of the Class A Warrants in the first registration statement filed by the Company following the date of the loan. In order to expedite NASD approval of the Company's initial public offering, in February 1997, the Company repaid its obligations under the Principal Bridge Notes and the Convertible Bridge

Notes. As a result, the holders of the Convertible Bridge Notes have forfeited their right to convert such notes into Class A Warrants.

     The Company has relied on Section 4(2) of the Securities Act of 1933, as amended, for its private placement exemption, such that the sales of the securities were transactions by an issuer not involving any public offering.

     Reference is also made hereby to 'Certain Transactions,' 'Principal Stockholders' and 'Description of Securities' in the Prospectus for more information with respect to the previous issuance and sale of the Company's securities.

     All of the aforesaid securities have been appropriately marked with a restricted legend and are 'restricted securities' as defined in Rule 144 of the rules and the regulations of the Securities and Exchange Commission, Washington D.C. 20549. All of the aforesaid securities were issued for investment purposes only and not with a view to redistribution, absent registration. All of the aforesaid persons have been fully informed and advised concerning the Registrant, its business, financial and other matters. Transactions by the Registrant involving the sales of these securities set forth above were issued pursuant to the 'private placement' exemptions under the Securities Act of 1933, as amended, as transactions by an issuer not involving any public offering. The Registrant has been informed that each person is able to bear the economic risk of his investment and is aware that the securities were not registered under the Securities Act of 1933, as amended, and cannot be re-offered or re-sold until they have been so registered or until the availability of an exemption therefrom. The Transfer Agent and registrar of the Registrant will be instructed to mark 'stop transfer' on its ledgers to assure that these securities will not be transferred absent registration or until the availability of an exemption therefrom is determined.

ITEM 27. EXHIBITS

EXHIBIT
NUMBER     DESCRIPTION
------     -----------
 1.01*  -- Form of Underwriting Agreement.
 1.02*  -- Form of Agreement Among Underwriters
 1.03*  -- Form of Consulting Agreement.
 1.04*  -- Form of Selected Dealer Agreement.
 1.05*  -- Form of Warrant Exercise Fee Agreement.
 3.01* -- Certificate of Incorporation of the Company dated April 24, 1996. 3.02* -- By-Laws of the Company.
 3.03* -- Form of Certificate of Designation of Series A Preferred Stock. 4.01* -- Specimen Certificate for shares of Common Stock.
 4.02*  -- Specimen Certificate for shares of Series A Preferred Stock.
 4.03*  -- Specimen Certificate for Class A Redeemable Common Stock Purchase
           Warrant.
 4.04*  -- Form of Warrant Agreement by and among the Company and American
           Stock Transfer & Trust Company.
 4.05*  -- Form of Underwriters' Unit Purchase Warrant.
 5.01   -- Opinion of Bernstein & Wasserman, LLP, counsel to the Company.
 9.01*  -- Form of Voting Trust Agreement.
10.01*  -- Supply Agreement between the Company and PDK dated as of May 14,
           1996.
10.02*  -- Supply Agreement between the Company and CGI dated as of May 31,
           1996.
10.03*  -- Lease between the Company and Park Associates dated as of May 1,
           1996.
10.04*  -- Subscription Agreement between the Company and CGI dated as of May
           31, 1996.
10.05*  -- Employment Agreement between the Company and Lawrence D. Simon dated as of May 1, 1996.
10.06*  -- Form of May, 1996 Bridge Loan Agreements.
10.07*  -- Revolving Credit Agreement between the Company and Dune dated May
           31, 1996.
10.08*  -- Promissory Note in favor of PMF dated June 26, 1996.
10.09*  -- 1996 Stock Plan.
10.10** -- Amendment to Supply Agreement between the Company and PDK Labs Inc.
           dated as of July 21, 1997.
10.11** -- Management Agreement between the Company and PDK Labs Inc. dated as of July 21, 1997.
10.12** -- Amendment to Employment Agreement between the Company and Lawrence
           D. Simon dated as of April 30, 1997.
23.01   -- Consent of Bernstein & Wasserman, LLP (to be included in Exhibit
           5.01).
23.02   -- Consent of Holtz Rubenstein & Co., LLP

------------------
 * Incorporated by reference to the Company's Registration Statement on Form SB-2, No. 333-9761.

** Incorporated by reference to the Company's Form 10-KSB for the year ended
   June 30, 1997.

ITEM 28. UNDERTAKINGS

     (a) Rule 415 Offering

     The undersigned Registrant will:

          1. File, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

             (i) Include any prospectus required by Section 10(a)(3) of the Act;

             (ii) Reflect in the prospectus any facts or events which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

             (iii) Include any additional or changed material information on the plan of distribution.

          2. For determining liability under the Act, treat each such post-effective amendment as a new registration statement of the securities offered, and the Offering of such securities at that time shall be deemed to be the initial bona fide offering.

          3. File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the Offering.

     (b) Indemnification

     Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers or controlling persons of the Registrant pursuant to the provisions referred to in Item 22 of this Registration Statement or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (c) Rule 430A

     The undersigned Registrant will:

          1. For determining any liability under the Act, treat the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of a prospectus filed by the small business issuer under Rule 424(b)(1) or (4) or 497(h) under the Act as part of this Registration Statement as of the time the Commission declared it effective.

          2. For any liability under the Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the Registration Statement, and that the Offering of the securities at that time as the initial bona fide Offering of those securities.

                                   SIGNATURES

     IN ACCORDANCE WITH THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT, CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL THE REQUIREMENTS FOR FILING ON FORM SB-2 AND AUTHORIZED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, IN NEW YORK, NEW YORK ON OCTOBER 3, 1997.

                                      SUPERIOR SUPPLEMENTS, INC.

                                      By:         /s/ LAWRENCE D. SIMON
                                          -------------------------------------
                                                    Lawrence D. Simon
                                          President, Chairman, Chief Financial
                                          Officer, Principal Accounting Officer
                                                      and Director

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT OR AMENDMENTS THERETO HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

        SIGNATURE                        TITLE                     DATE
-------------------------  ---------------------------------  ---------------

  /s/ LAWRENCE D. SIMON    President, Chairman, Chief         October 3, 1997
-------------------------  Financial Officer, Principal
    Lawrence D. Simon      Accounting Officer and Director

  /s/ REGINALD SPINELLO    Director                           October 3, 1997
-------------------------
    Reginald Spinello

 /s/ MATTHEW L. HARRITON   Director, Secretary                October 3, 1997
-------------------------
   Matthew L. Harriton

/s/ DR. DANIEL DURCHSLAG   Director                           October 3, 1997
-------------------------
  Dr. Daniel Durchslag